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Filed pursuant to Rule 424(b)(5)
Registration No. 333-194770

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 17, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 4, 2014)

12,500,000 Shares

COMMON STOCK

         We are offering 12,500,000 shares of our common stock, par value $0.01 per share.

         The net proceeds of the offering will be used by us to acquire 12,500,000 common units (or 14,375,000 common units if the underwriters exercise their option to purchase additional shares of our common stock in full, assuming one common unit will be purchased for every share of common stock issued by us in this offering) of limited partnership interests ("operating partnership units") in CyrusOne LP from a subsidiary of Cincinnati Bell Inc.

         To assist us in complying with certain U.S. federal income tax requirements applicable to real estate investment trusts ("REITs"), among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% of our outstanding common stock, subject to certain exceptions. See "Description of Securities—Restrictions on Ownership and Transfer" in the accompanying prospectus for a detailed description of the ownership and transfer restrictions applicable to our common stock.

         Our common stock is listed on the NASDAQ Global Select Market under the symbol "CONE." On June 16, 2014, the last reported sale price of our common stock on the NASDAQ Global Select Market was $22.87 per share.

         We are an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012. Investing in our common stock involves risks. See "Risk Factors" beginning on page S-17 of this prospectus supplement.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discounts(1)	$	$

Proceeds to CyrusOne (before expenses)	$	$

(1)
We refer you to "Underwriting" beginning on page S-23 of this prospectus supplement for additional information regarding underwriting compensation.

         We have granted the underwriters the option to purchase up to an additional 1,875,000 shares of our common stock at the public offering price, less underwriting discounts, for thirty days after the date of this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We previously announced a dividend of $0.21 per share of common stock and common stock equivalent for the second quarter of 2014. The dividend will be paid on July 15, 2014, to stockholders of record at the close of business on June 27, 2014. This offering is expected to close prior to June 27, 2014, therefore purchasers of our common stock that take delivery of such stock on the closing date and continue to hold such common stock as of the close of business on June 27, 2014 will receive the dividend.

         Delivery of the shares is expected to be made to investors through the book-entry delivery system of The Depository Trust Company on or about June     , 2014.

Joint Book-Running Managers

Citigroup		BofA Merrill Lynch
Barclays	Deutsche Bank Securities	Morgan Stanley

Co-Managers

Cantor Fitzgerald & Co.	Evercore	KeyBanc Capital Markets	Stephens Inc.	UBS Investment Bank

The date of this prospectus supplement is June    , 2014.

        Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us and the documents incorporated by reference herein is accurate only as of their respective dates or on the date or dates that are specified in those documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information included in the documents incorporated by reference. See "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus supplement. If the information in this prospectus supplement differs or varies from the information in the accompanying prospectus or the documents incorporated by reference, you should rely on the information in this prospectus supplement.

        Except as otherwise indicated or required by the context, references in this prospectus supplement to (i) "CyrusOne," "we," "our," "us," "the Company" and "our company" refer to CyrusOne Inc., a Maryland corporation, together with its combined subsidiaries, including CyrusOne LP, a Maryland limited partnership (our "operating partnership" or "CyrusOne LP"), and CyrusOne GP, a Maryland statutory trust of which we are the sole beneficial owner and sole trustee and which is the sole general partner of our operating partnership ("CyrusOne GP"), (ii) "CBI" refers to Cincinnati Bell Inc., an Ohio corporation, and, unless the context otherwise requires, its consolidated subsidiaries, and (iii) the number of operating partnership units gives effect to the approximately 2.8-to-1 operating partnership unit reverse split effected immediately prior to the completion of our initial public offering in January 2013.

S-ii

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

        Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  loss of key customers;

  •
  defaults on or non-renewal or early termination of leases by customers;

  •
  economic downturn, natural disaster or oversupply of data centers in the limited geographic area that we serve;

  •
  inability to supply customers with adequate electrical power;

  •
  inability to renew leases on the data center buildings in our portfolio not owned by us;

  •
  risks related to natural disasters and inadequate insurance coverage;

  •
  risks related to the failure of our physical infrastructure or services;

  •
  risks related to the development of our properties and our ability to successfully lease those properties;

  •
  risks related to third-party suppliers of power;

  •
  internet connectivity and other services;

  •
  loss of access to key third-party service providers and suppliers;

  •
  long leasing cycle for data center services;

  •
  risks related to our international activities, including expanding our international operations;

  •
  inability to identify and complete acquisitions and operate acquired properties;

  •
  customers choosing to develop their own data centers;

  •
  decrease in demand for data center services;

  •
  inability to manage growth;

  •
  our failure to obtain necessary outside financing on favorable terms, or at all;

  •
  our level of indebtedness or debt service obligations;

  •
  restrictions in the instruments governing our indebtedness;

  •
  risks related to litigation;

  •
  risks related to environmental matters;

  •
  risks related to climate change regulations;

S-iii

  •
  unknown or contingent liabilities related to acquired properties;

  •
  management's inexperience operating a REIT;

  •
  significant competition in our industry;

  •
  loss of key personnel;

  •
  obsolescence of our data center infrastructure;

  •
  valuations and impairment charges of properties;

  •
  the impact of emerging growth company status on our common stock;

  •
  risks related to our National IX Platform;

  •
  risks associated with real estate assets and the real estate industry;

  •
  risks of illiquidity of real estate investments;

  •
  rights of stockholders;

  •
  potential conflict of interest between our operating partnership and its partners;

  •
  risks related to CBI owning shares of our common stock and operating partnership units;

  •
  potential conflict of interest between CyrusOne directors who remain involved with CBI;

  •
  provisions in our charter and bylaws that may limit an acquisition of our common stock or a change in control;

  •
  provisions of Maryland law that may limit the ability of a third-party to acquire control of us;

  •
  risks related to the assumption of liabilities from the transactions relating to our formation in 2012 and initial public offering in 2013;

  •
  failure to maintain our status as a REIT;

  •
  highly technical and complex REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code");

  •
  risk that dividends payable may not qualify for reduced tax rates;

  •
  risk that REIT distribution requirements could adversely affect our ability to execute our business plan;

  •
  risk that other tax liabilities may reduce cash flow;

  •
  risk that we may have to forego other opportunities due to compliance with REIT requirements;

  •
  risk that REIT requirements could limit our ability to hedge effectively;

  •
  risk of potential penalty tax caused by CBI's future acquisition of a significant percentage of our stock;

  •
  risk of changes in U.S. tax law and other U.S. laws, whether or not specific to REITs;

  •
  risk of insufficient cash available for distribution to stockholders;

  •
  risk that future offerings of debt may adversely affect the market price of our common stock;

  •
  risk that increases in market interest rates could drive potential investors to seek higher dividend yields and reduce demand for our common stock;

  •
  risk that shares available for future sale could affect the market price of stock;

S-iv

  •
  risk that market price and volume of stock could be volatile; and

  •
  risk that earnings and cash distributions could affect the market price of our common stock.

        While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section in this prospectus supplement and the accompanying prospectus entitled "Risk Factors," including the risks incorporated herein and therein from our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 3, 2014, as updated by our subsequent filings.

S-v

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules filed with the registration statement of which this prospectus supplement is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of our common stock registered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our shares of common stock registered hereby, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

        Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov. Our SEC filings will also be available through the Investor Relations section of CyrusOne Inc.'s website at www.cyrusone.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and is not considered part of this prospectus supplement or the accompanying prospectus.

S-vi

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" certain information into this prospectus supplement from certain documents that we filed with the SEC prior to the date of this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus supplement except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014;

  •
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2014;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014;

  •
  Our Current Reports on Form 8-K filed with the SEC on May 6, 2014 and May 22, 2014 (but only with respect to Item 5.02(b)); and

  •
  The description of our common stock included in our registration statement on Form 8-A filed with the SEC on January 17, 2013.

        We also incorporate by reference all documents we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of the offering of securities covered by this prospectus supplement, except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

        If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations at 1649 West Frankford Road, Carrollton, TX 75007. The documents may also be accessed on our website under the Investor Relations tab at www.cyrusone.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and is not considered part of this prospectus supplement or the accompanying prospectus.

S-vii

 SUMMARY

        The following summary contains information about us and the offering. It does not contain all of the information that may be important to you in making a decision to purchase the common stock. For a more complete understanding of us and the common stock, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the "Risk Factors" section and our financial statements and the notes to those statements incorporated by reference herein. See "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus supplement.

Our Company

        We are an owner, operator and developer of enterprise-class, carrier-neutral data center properties. Our data center properties are purpose-built facilities with redundant power, cooling and telecommunications systems. They are not network-specific and enable customer interconnectivity to a range of telecommunications carriers. We provide mission-critical data center facilities that protect and ensure the continued operation of information technology ("IT") infrastructure for approximately 630 customers in 25 operating data centers in 10 distinct markets (8 cities in the U.S., London and Singapore) as of March 31, 2014.

        Our goal is to be the preferred global data center provider to the Fortune 1000. As of March 31, 2014, our customers included nine of the Fortune 20 and 135 of the Fortune 1000 or private or foreign enterprises of equivalent size. These 135 customers provided 74% of our annualized rent as of March 31, 2014.

        We cultivate long-term strategic relationships with our customers and provide them with solutions for their data center facilities and IT infrastructure challenges. Our offerings provide flexibility, reliability and security and are delivered through a tailored customer service focused platform that is designed to foster long-term relationships. We focus on attracting customers that have not historically outsourced their data center needs and providing them with solutions that address their current and future needs. Our facilities and construction design allow us to offer flexibility in density, power resiliency and the opportunity for expansion as our customers' needs grow. We also offer high-performance, low-cost data transfer and accessibility for our customers through our interconnection platform, CyrusOne National IX, which delivers interconnection across states and between metro-enabled sites within the CyrusOne facility footprint and beyond.

Our Portfolio

        As of March 31, 2014, our property portfolio included 25 operating data centers in 10 distinct markets (8 cities in the U.S., London and Singapore) collectively providing approximately 2,060,000 net rentable square feet ("NRSF"), of which 83% was leased, and powered by approximately 169 MW of universal power supply capacity. We own 14 of the buildings in which our data center facilities are located. We lease the remaining 11 buildings, which account for approximately 375,000 NRSF, or approximately 18% of our total operating NRSF. These leased buildings accounted for 24% of our total annualized rent as of March 31, 2014. The weighted average remaining lease term is approximately 8 years, or approximately 17 years after giving effect to our contractual renewal rights. As of that date, we also had approximately 761,000 NRSF under development and approximately 569,000 NRSF of additional powered shell available for development, which we believe we could use to construct up to approximately 900,000 square feet of colocation space ("CSF"). In addition, we have approximately 200 acres of land upon which we believe we could develop up to approximately 3,100,000 CSF. Along with our primary product offering, leasing of colocation space, our customers are increasingly interested in ancillary office and other space. We believe our existing operating portfolio and development pipeline will allow us to meet the evolving needs of our existing customers and continue to attract new customers.

        The following tables provide an overview of our operating and development properties as of March 31, 2014.

										Powered Shell Available for Future Development (NRSF)(j)
			Operating Net Rentable Square Feet (NRSF)(a)
											Available UPS Capacity (MW)(k)
Facilities	Metro Area	Annualized Rent(b)	Colocation Square Feet (CSF)(c)	CSF Leased(d)	CSF Utilized(e)	Office & Other(f)	Office & Other Leased(g)	Supporting Infrastructure(h)	Total(i)
Westway Park Blvd.	Houston	$51,815,783	112,133	97%	97%	10,563	98%	37,063	159,759	3,000	28
(Houston West 1)
Southwest Fwy.	Houston	40,167,850	63,469	92%	92%	17,259	69%	23,203	103,931	—	14
(Galleria)
S. State Hwy 121	Dallas	37,927,019	108,687	97%	97%	11,279	96%	59,345	179,311	—	18
Business
(Lewisville)*
West Seventh Street	Cincinnati	34,442,528	211,718	90%	91%	5,744	100%	171,561	389,023	37,000	13
(7th St.)***
Fujitec Drive	Cincinnati	21,001,479	65,303	79%	79%	36,261	90%	49,159	150,723	72,000	14
(Lebanon)
Westover Hills Blvd.	San Antonio	16,437,632	43,487	100%	100%	5,633	85%	45,939	95,058	11,000	12
(San Antonio 1)
W. Frankford Road	Dallas	15,339,297	107,616	69%	100%	19,706	20%	53,588	180,910	345,000	9
(Carrollton)
Industrial Road	Cincinnati	14,721,210	52,698	100%	100%	46,848	87%	40,374	139,920	—	9
(Florence)
Knightsbridge Drive	Cincinnati	11,275,885	46,565	89%	89%	1,077	100%	35,336	82,978	—	10
(Hamilton)*
E. Ben White Blvd.	Austin	6,776,994	16,223	85%	86%	21,376	100%	7,516	45,115	—	2
(Austin 1)*
Parkway Dr.	Cincinnati	5,833,599	34,072	100%	100%	26,458	98%	17,193	77,723	—	4
(Mason)
Metropolis Drive	Austin	5,432,430	37,780	76%	77%	4,128	17%	18,444	60,352	—	5
(Austin 2)
Midway Rd.**	Dallas	5,397,862	8,390	100%	100%	—	—	—	8,390	—	1
South Ellis Street	Phoenix	5,207,640	77,504	88%	93%	37,040	7%	32,723	147,267	31,000	11
(Phoenix 1)
Westway Park Blvd.	Houston	4,544,037	79,492	36%	42%	3,112	31%	30,597	113,201	12,000	12
(Houston West 2)
Kestral Way	London	3,460,588	10,000	99%	99%	—	—	—	10,000	—	1
(London)**
Springer Street	Chicago	2,403,080	13,516	47%	50%	4,115	100%	12,230	29,861	29,000	3
(Lombard)
Marsh Ln.**	Dallas	2,100,163	4,245	100%	100%	—	—	—	4,245	—	1
Goldcoast Drive	Cincinnati	1,463,036	2,728	100%	100%	5,280	100%	16,481	24,489	14,000	1
(Goldcoast)
E. Monroe Street	South Bend	1,039,540	6,350	64%	64%	—	—	6,478	12,828	4,000	1
(Monroe St.)
Bryan St.**	Dallas	976,533	3,020	57%	57%	—	—	—	3,020	—	1
North Fwy.	Houston	837,564	13,000	100%	100%	1,449	100%	—	14,449	—	1
(Greenspoint)**
Crescent Circle	South Bend	668,887	3,432	49%	49%	—	—	5,125	8,557	11,000	1
(Blackthorn)*
McAuley Place	Cincinnati	620,448	6,193	39%	39%	6,950	100%	2,166	15,309	—	1
(Blue Ash)*
Jurong East	Singapore	307,680	3,200	12%	12%	—	—	—	3,200	—	1
(Singapore)**

Total		$290,198,764	1,130,821	84%	89%	264,278	72%	664,521	2,059,619	569,000	169

*
Indicates properties in which we hold a leasehold interest in the building shell and land. All data center infrastructure has been constructed by us and is owned by us.

**
Indicates properties in which we hold a leasehold interest in the building shell, land, and all data center infrastructure.

***
The information provided for the West Seventh Street (7th St.) property includes data for two facilities, one of which we lease and one of which we own.

(a)
Represents the total square feet of a building under lease or available for lease based on engineers' drawings and estimates but does not include space held for development or space used by CyrusOne.

(b)
Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of March 31, 2014, multiplied by 12. For the month of March 2014, our total annualized rent was $290.2 million and customer reimbursements were $30.6 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Customer reimbursements under leases with separately metered power vary from month-to-month based on factors such as our customers' utilization of power and the suppliers' pricing of power. From April 1, 2012 through March 31, 2014, customer reimbursements under leases with separately metered power constituted between 8.6% and 10.6% of annualized rent. After giving effect to abatements, free rent and other straight-line adjustments, our annualized effective rent as of March 31, 2014 was $301,286,789. Our annualized effective rent was greater than our annualized rent as of March 31, 2014 because our positive straight-line and other adjustments and amortization of deferred revenue exceeded our negative straight-line adjustments due to factors such as the timing of contractual rent escalations and customer prepayments for services.

(c)
Represents the NRSF at an operating facility that is currently leased or readily available for lease as colocation space, where customers locate their servers and other IT equipment.

(d)
Percent leased is determined based on CSF being billed to customers under signed leases as of March 31, 2014 divided by total CSF. Leases signed but not commenced as of March 2014 are not included.

(e)
Utilization is calculated by dividing CSF under signed leases for colocation space (whether or not the customer has occupied the space) by total CSF.

(f)
Represents the NRSF at an operating facility that is currently leased or readily available for lease as space other than CSF, which is typically office and other space.

(g)
Percent leased is determined based on Office & Other space being billed to customers under signed leases as of March 31, 2014 divided by total Office & Other space. Leases signed but not commenced as of March 2014 are not included.

(h)
Represents infrastructure support space, including mechanical, telecommunications and utility rooms, as well as building common areas.

(i)
Represents the NRSF at an operating facility that is currently leased or readily available for lease. This excludes existing vacant space held for development.

(j)
Represents space that is under roof that could be developed in the future for operating NRSF, rounded to the nearest 1,000.

(k)
UPS capacity (also referred to as critical load) represents the aggregate power available for lease and exclusive use by customers from the facility's installed universal power supplies (UPS) expressed in terms of megawatts. The capacity reported is for non-redundant megawatts, as we can develop flexible solutions to our customers at multiple resiliency levels. Does not sum to total due to rounding.

(square feet rounded to nearest 1,000; dollars in millions)

		NRSF Under Development(a)						Under Development Costs(b)
Facilities	Metro- politan Area	Colocation Space (CSF)	Office & Other	Supporting Infrastructure	Powered Shell(c)	Total(d)	Estimated UPS MW Capacity(e)	Actual to Date(f)	Estimated Costs to Completion	Total
W. Frankford Rd., Carrollton, TX (Carrollton)(g)	Dallas	60,000	8,000	28,000	—	96,000	9.0	$9	$17 - 22	$26 - 31
Westover Hills Blvd., San Antonio, TX (San Antonio 2)(h)	San Antonio	30,000	20,000	25,000	40,000	115,000	3.0	3	29 - 35	32 - 38
Westway Park Blvd., Houston, TX (Houston West 3)(h)	Houston	—	—	—	320,000	320,000	—	1	18 - 24	19 - 25
South Ellis Street, Chandler, AZ (Phoenix 1)(g)	Phoenix	—	—	—	—	—	5.0	3	1 - 3	4 - 6
South Ellis Street, Chandler, AZ (Phoenix 2)(h)	Phoenix	—	—	—	110,000	110,000	—	—	14 - 17	14 - 17
Ridgetop Circle, Sterling, VA (Northern VA)(h)	Loudon County	30,000	5,000	30,000	50,000	115,000	6.0	—	36 - 44	36 - 44
Metropolis Dr., Austin, TX (Austin 2)	Austin	5,000	—	—	—	5,000	—	—	0.5 - 1.0	0.5 - 1.0

Total		125,000	33,000	83,000	520,000	761,000	23.0	$16	$115.5 - 146.0	$131.5 - 162.0

(a)
Represents NRSF at a facility for which activities have commenced or are expected to commence in the next 2 quarters to prepare the space for its intended use. Estimates and timing are subject to change. Does not include approximately 37,000 CSF or 41,000 CSF constructed in the first quarter 2014 at our Houston West 2 and Phoenix 1 facilities, which are reflected in our operating properties table above.

(b)
Represents management's estimate of the total costs required to complete the current NRSF under development. There may be an increase in costs if customers require greater power density.

(c)
Represents NRSF under construction that, upon completion, will be powered shell available for future development into operating NRSF.

(d)
Represents total NRSF under development. For new facilities, this represents incremental powered shell. For existing facilities, this represents the conversion of existing powered shell into CSF, Office & Other space, and Supporting Infrastructure.

(e)
Represents the aggregate power expected to be available for lease to and exclusive use by customers from the facility's installed universal power supplies expressed in terms of megawatts. The capacity presented is for non-redundant megawatts, as we can develop flexible solutions to our customers at multiple resiliency levels.

(f)
Represents the cash investment as of March 31, 2014. There may be accruals above this amount for work completed, for which cash has not yet been paid.

(g)
Construction expected to be completed in second quarter 2014.

(h)
Represents construction of a new facility.

Our Competitive Strengths

        We believe the following competitive strengths distinguish us from other data center operators and will enable us to continue to grow our operations.

        High Quality Customer Base.    The high quality of our assets combined with our reputation for serving the needs of large enterprises has enabled us to focus on the Fortune 1000 to build a quality customer base. We currently have approximately 630 customers from a broad spectrum of industries, with a particular expertise serving the energy industry, which comprises 32% of our annualized rent as of March 31, 2014. We currently have nine of the Fortune 20 and 135 of the Fortune 1000 or private or foreign enterprises of equivalent size as customers. Our revenue is generated by a stable enterprise customer base, as evidenced by the following as of March 31, 2014:

  •
  74% of our annualized rent comes from the Fortune 1000 or private or foreign enterprises of equivalent size.

  •
  57% of our annualized rent comes from investment grade companies or their affiliates, based on the parent company's corporate credit rating by Standard & Poor's Ratings Services.

  •
  41% of our annualized rent comes from the Fortune 100 or private or foreign enterprises of equivalent size.

        As of March 31, 2014, no single customer represented more than 7.5% of our annualized rent, and our top 10 customers represented 42% of our annualized rent.

        Strategically Located Portfolio.    Our portfolio is located in several domestic and international markets possessing attractive characteristics for enterprise-focused data center operations. We have domestic properties in five of the top 10 largest U.S. cities by population (Chicago, Dallas, Houston, Phoenix and San Antonio), according to the U.S. Census Bureau, and four of the top 10 cities for Fortune 500 headquarters (Chicago, Cincinnati, Dallas and Houston), according to Forbes. We believe cities with large populations or a large number of corporate headquarters are likely to produce incremental demand for IT infrastructure. In addition, we believe being located close to our current and potential customers provides chief information officers ("CIOs") with additional confidence when outsourcing their data center infrastructure to us.

        Modern, High Quality Facilities.    Our portfolio includes highly efficient, reliable facilities with flexibility to customize customer solutions and accessibility to hundreds of connectivity providers. To optimize the delivery of power, our properties include modern engineering technologies designed to minimize unnecessary power usage and, in our newest facilities, we are able to provide power utilization efficiency ratios we believe to be among the best in the multi-tenant data center industry. Fortune 1000 CIOs are dividing their application stacks into groups as some applications require 100% availability while others may require significant power to support complex computing or robust connectivity. Our construction design enables us to deliver different power densities and resiliencies to the same customer footprint, allowing customers to tailor solutions to meet their application needs. In addition, the National IX Platform provides access to hundreds of telecommunication and Internet carriers.

        Massively Modular® Construction Methods.    Our Massively Modular® design principles allow us to efficiently stage construction on a large scale and deliver critical power and colocation square feet in a timeframe that we believe is one of the best in the industry. We acquire or build a large powered shell capable of scaling with our customers' power and colocation space needs. The powered shell can be acquired or constructed for a relatively inexpensive capital cost. Once the building shell is ready, we can build individual data center halls in portions of the building space to meet the needs of customers on a modular basis. This modular data center hall construction can be completed in less than 16 weeks to meet our customers' immediate needs. This short construction timeframe ensures a very high utilization of the assets and minimizes the time between our capital investment and the receipt of customer revenue, favorably impacting our return on investment while also translating into lower costs for our customers. Our design principles also allow us to add incremental equipment to increase power densities as our customers' power needs increase, which provides our customers with a significant amount of flexibility to manage their IT demands. We believe this Massively Modular® approach allows us to respond to rapidly evolving customer needs, to commit capital toward the highest return projects and to develop state-of-the-art data center facilities.

        Significant Leasing Capability and Low Recurring Rent Churn.    Our focus on the customer, our ability to scale with their needs, and our operational excellence provides us with two key benefits: embedded future growth from our customer base and low recurring rent churn. During 2013, our total annualized rent increased by approximately 22%, approximately 56% of which was provided by our existing customer base. Since December 31, 2012, we have increased our operational NRSF by approximately 343,000 square feet or 20%, while maintaining a high percentage of NRSF leased of 83% as of March 31, 2014.

        Our management team focuses on minimizing recurring rent churn. We define recurring rent churn as any reduction in recurring rent due to customer terminations, net pricing reductions or service reductions as a percentage of the annualized rent at the beginning of the applicable period, excluding any impact from metered power reimbursements. For 2013, our recurring rent churn was 4.1%. For 2012 and 2011, our recurring rent churn was 4.6% and 3.0%, respectively.

        Significant, Attractive Expansion Opportunities.    As of March 31, 2014, we had 569,000 NRSF of powered shell available for future development and approximately 200 acres of land that were available for future data center facility development. Our current development properties and available acreage were selected based on extensive site selection criteria and the collective industry knowledge and experience of our management team with a focus on markets with a strong presence of and high demand by Fortune 1000 companies. As a result, we believe that our development portfolio contains properties that are located in markets with attractive supply and demand conditions and that possess suitable physical characteristics to support data center infrastructure.

        Differentiated Reputation for Service.    We believe that the decision CIOs make to outsource their data center infrastructure has material implications for their businesses, and, as such, CIOs look to third-party data center providers that have a reputation for serving similar organizations and that are able to deliver a customized solution. We take a consultative approach to understanding the unique requirements of our customers, and our design principles allow us to deliver a customized data center solution to match their needs. We believe that this approach has helped fuel our growth. Our current customers are also often the source of new contracts, with referrals being an important source of new customers.

Business and Growth Strategies

        Our objective is to grow our revenue and earnings and maximize stockholder returns by continuing to expand our data center infrastructure outsourcing business.

        Increasing Revenue from Existing Customers and Properties.    We have historically generated a significant portion of our revenue growth from our existing customers. During 2013, our total annualized rent increased by approximately 22%, approximately 56% of which was provided by our existing customer base. We will continue to target our existing customers because we believe that many have significant data center infrastructure needs that have not yet been outsourced, and many will require additional data center space and power to support their growth and their increasing reliance on technology infrastructure in their operations. As of March 31, 2014, we had approximately 359,000 NRSF available to address new demand. We also have approximately 761,000 NRSF under development, as well as 569,000 NRSF of additional powered shell space under roof available for development. In addition, we have approximately 200 acres of land that are available for future data center shell development.

        Attracting and Retaining New Customers.    Increasingly, enterprises are beginning to recognize the complexities of managing data center infrastructure in the midst of rapid technological development and innovation. We believe that these complexities, brought about by the rapidly increasing levels of Internet traffic and data, obsolete existing corporate data center infrastructure, increased power and cooling requirements and increased regulatory requirements, are driving the need for companies to outsource their data center facility requirements. Consequently, this will significantly increase the percentage of companies that use third-party data center colocation services over the next several years. We believe that our high quality assets and reputation for serving large enterprises have been, and will be, key differentiators for us in attracting customers that are outsourcing their data center infrastructure needs.

        We acquire customers through a variety of channels. We have historically managed our sales process through a direct-to-the-customer model, with average revenue production per sales employee increasing by approximately 45% in 2013. We are now also utilizing third-party leasing agents and indirect leasing channels to expand our universe of potential new customers. Our indirect leasing channels include value added resellers, systems integrators and hosting providers. These channels, in combination with our award-winning internal marketing team, have enabled us to build both a strong brand and outreach program to new customers. Throughout the life cycle of a customer's lease with us, we maintain a disciplined approach to monitoring their experience, with the goal of providing the highest level of customer service. This personal attention fosters a strong relationship and trust with our customers, which leads to future growth, leasing renewals and low recurring rent churn.

        We also recently announced the launch of a new product line, CyrusOne Solutions, which was created in response to the growing customer demand for large-scale and innovative build-to-suit deployments. CyrusOne Solutions is a custom option for companies needing expert help with facilities that can house their mission-critical IT assets. It offers customers the flexibility to engineer larger-scale data center solutions at a range of power densities and resiliency levels with robust connectivity options and various cooling system alternatives to meet their specific business requirements.

        Growing Interconnection Business.    In April 2013, we launched the National IX Platform, delivering interconnection across states and between metro-enabled sites within the CyrusOne facility footprint and beyond. The platform enables high-performance, low-cost data transfer and accessibility for customers seeking to connect between CyrusOne facilities, from CyrusOne to their own private data center facility, or with one another via private peering, cross connects and/or public switching environments. Interconnection within a facility or on the National IX Platform allows our customers to share information and conduct commerce in a highly efficient manner not requiring a third-party intermediary, and at a fraction of the cost normally required to establish such a connection between two enterprises. As of March 31, 2014, approximately 60% of our annualized rent came from customers with footprints in multiple CyrusOne data centers, and the National IX Platform provides an easy and low-cost method for these customers to connect between facilities. The demand for interconnection creates additional rental and revenue growth opportunities for us, and we believe that customer interconnections increase our likelihood of customer retention by providing an environment not easily replicated by competitors. We act as a trusted neutral party that enterprises, carriers and content companies utilize to connect to each other. We believe that the reputation and industry relationships of our executive management team place us in an ongoing trusted provider role. In 2014, we became the first colocation provider in North America to receive multi-site certification from the Open-IX Association, a non-profit industry group formed to promote better standards for data center interconnection and Internet Exchanges in North America. The six CyrusOne facilities receiving data center certification are located in the Dallas, Houston, Austin, Cincinnati and Phoenix markets.

        Expanding into New Markets.    Our expansion strategy focuses on developing new data centers in markets where our customers are located and in markets with a strong presence of and high demand by Fortune 1000 customers. We conduct extensive analysis to ensure an identified market displays strong data center fundamentals, independent of the demand presented by any particular customer. In addition, we consider markets where our existing customers want us to be located. We regularly meet with our customers to understand their business strategies and potential data center needs. Our strategy of broadening our geographic footprint and expanding into markets with a strong presence of and high demand by Fortune 1000 customers is what led us to our recent expansion into the Northern Virginia market. We believe that this approach combined with our Massively Modular® construction design reduces the risk associated with expansion into new markets because it provides strong visibility into our leasing opportunities and helps to ensure targeted returns on new developments. When considering a new market, we take a disciplined approach in evaluating potential business, property and site acquisitions, including a site's geographic attributes, availability of telecommunications and connectivity providers, access to power, and expected costs for development.

Our Structure

        The proceeds of this offering are being used by us to acquire 12,500,000 CyrusOne LP operating partnership units (or 14,375,000 operating partnership units if the underwriters exercise their option to purchase additional shares of our common stock in full, assuming one operating partnership unit will be purchased for every share of common stock issued by us in this offering) from a subsidiary of CBI (the "CBI Repurchase").

        The following diagram depicts our ownership structure as of May 31, 2014, after giving effect to this offering and the use of proceeds therefrom to effect the CBI Repurchase (assuming no exercise by the underwriters of their option to purchase additional shares of our common stock):

Public Stockholders
94.6% Common Stock
5.4% Common Stock
CBI
CyrusOne Inc. (the REIT)
100% Beneficial Ownership Interest
CyrusOne GP (sole general partner)
52.9% Limited Partnership Interest
46.1% Limited Partnership Interest
1.0% Beneficial Ownership Interest
CyrusOne LP (our operating partnership)
100%
Taxable REIT Subsidiaries
100%
Operating and Development Properties

Tax Status

        We intend to continue to operate in a manner that will allow us to qualify as a REIT commencing with our taxable year ended December 31, 2013, and we will make our REIT election upon filing our 2013 U.S. federal income tax return. We are required, among other things, to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our stockholders on an annual basis in order to qualify for taxation as a REIT for U.S. federal income tax purposes. As a REIT, we are generally not subject to corporate level U.S. federal income tax on the earnings distributed currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and would be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiaries will be subject to taxation at regular corporate rates.

Restrictions on Ownership and Transfer of Our Stock

        Due to limitations on the concentration of ownership of REIT stock imposed by the Code, among other purposes, our charter provides for restrictions on ownership and transfer of our shares of stock, including, in general, prohibitions on any person actually or constructively owning more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of our common stock or 9.8% in value of the outstanding shares of all classes or series of our stock. Our charter, however, permits exceptions to be made for stockholders provided that our board of directors determines such exceptions will not jeopardize our tax status as a REIT. Our board of directors has granted CBI exemptions from the ownership limits applicable to other holders of our common stock, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an IRS private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable by CBI to jeopardize our REIT status.

Corporate Information

        Our principal executive offices are located at 1649 West Frankford Road, Carrollton, TX 75007. Our telephone number is (972) 350-0060.

 The Offering

        The following summary contains basic information about this offering. It does not contain all the information that is important to you. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before making an investment decision.

Issuer	CyrusOne Inc.
Common stock offered by us	12,500,000 shares
Common stock to be outstanding after this offering	35,177,498 shares(1)
Common stock and operating partnership units to be outstanding after this offering	65,264,333 shares/operating partnership units(2)
Use of Proceeds

We expect the net proceeds to us from the sale of common stock in this offering, after deducting estimated underwriting discounts, will be approximately $             million (or approximately $             million if the underwriters exercise their option to purchase additional shares of common stock in full).

We intend to use the net proceeds from this offering, after deducting estimated underwriting discounts, but before estimated offering expenses payable by us, to acquire 12,500,000 operating partnership units (or 14,375,000 operating partnership units if the underwriters exercise their option to purchase additional shares of our common stock in full, assuming one operating partnership unit will be purchased for every share of common stock issued by us in this offering) from a subsidiary of CBI.

NASDAQ Symbol	CONE
Risk Factors

See "Risk Factors" and all other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus (including the "Risk Factors" under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference herein) for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

(1)
Excludes 1,875,000 shares issuable upon exercise of the underwriters' option to purchase additional shares and 2,015,818 shares reserved for issuance under our 2012 Long Term Incentive Plan.

(2)
Includes 30,086,835 operating partnership units outstanding pursuant to the consummation of the transactions relating to our formation in 2012 and initial public offering in 2013 that may, subject to the limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis and excludes operating partnership units held by us and our subsidiaries.

 Summary Financial Data

        The following tables set forth summary financial information on a consolidated and combined historical basis. The financial information for the periods prior to our initial public offering on January 24, 2013 are deemed to be the financial information of the "Predecessor" and for the periods subsequent to January 24, 2013 are deemed to be the financial information of the "Successor" company. CyrusOne Inc. was formed on July 31, 2012, and prior to our initial public offering, we had minimal activity, consisting solely of deferred offering costs. The financial information of the "Predecessor" reflect the historical financial position, results of operations and cash flows of the data center activities and holdings of CBI for all periods presented. The Predecessor's historical information has been prepared on a "carve-out" basis from CBI's consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to the data center business and include allocations of income, expenses, assets and liabilities from CBI. These allocations reflect significant assumptions and do not fully reflect what the Predecessor's financial position, results of operations and cash flows would have been had the Predecessor been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of our future results of operations, financial position and cash flows.

        The financial information presented below as of December 31, 2013 and 2012, and for the period ended January 23, 2013 (January 1, 2013 to January 23, 2013), and period ended December 31, 2013 (January 24, 2013 to December 31, 2013) and each of the years ended December 31, 2012 and 2011 has been derived from our audited consolidated and combined financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus supplement. The financial information as of December 31, 2011 has been derived from the Predecessor's combined financial statements, which have not been incorporated by reference into this prospectus supplement.

        The financial information presented below as of March 31, 2014 and for the three months ended March 31, 2014, and the periods ended March 31, 2013 (January 24, 2013 to March 31, 2013) and January 23, 2013 (January 1, 2013 to January 23, 2013) has been derived from the unaudited condensed consolidated and combined financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which is incorporated by reference into this prospectus supplement. The unaudited condensed consolidated and combined financial statements contain all normal recurring adjustments necessary, in the opinion of management, to summarize the financial position and results for the periods presented. The historical operating results of our company for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the full year.

        You should read the following summary financial information in conjunction with our audited and unaudited condensed consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which are incorporated by reference into this prospectus supplement.

	Successor		Predecessor	Successor	Predecessor
	Three Months Ended March 31, 2014					Year Ended December 31,
		January 24, 2013 to March 31, 2013	January 1, 2013 to January 23, 2013	January 24, 2013 to December 31, 2013	January 1, 2013 to January 23, 2013
(Dollars in millions)						2012	2011
Statement of Operations Data:
Revenue	$77.5	$45.0	$15.1	$248.4	$15.1	$220.8	$181.7

Costs and expenses:
Property operating expenses	27.7	15.3	4.8	88.4	4.8	76.0	58.2
Sales and marketing	3.0	2.1	0.7	9.9	0.7	9.7	9.1
General and administrative	7.3	5.4	1.5	26.5	1.5	20.7	12.5
Depreciation and amortization	27.6	16.4	5.3	89.9	5.3	73.4	55.5
Restructuring costs(a)	—	—	—	0.7	—	—	—
Transaction costs(b)	0.1	—	0.1	1.3	0.1	5.7	2.6
Transaction-related compensation	—	—	20.0	—	20.0	—	—
Management fees charged by CBI(c)	—	—	—	—	—	2.5	2.3
Loss on sale of receivables to affiliate(d)	—	—	—	—	—	3.2	3.5
Asset impairments(e)	—	—	—	2.8	—	13.3	—

Operating (loss) income	11.8	5.8	(17.3)	28.9	(17.3)	16.3	38.0
Interest expense	10.7	8.4	2.5	41.2	2.5	41.8	32.9
Other income	—	—	—	(0.1)	—	—	—
Loss on extinguishment of debt(f)	—	—	—	1.3	—	—	1.4
Income tax (expense) benefit	(0.4)	(0.2)	(0.4)	(1.9)	(0.4)	5.1	(2.2)

(Loss) income from continuing operations	0.7	(2.8)	(20.2)	(15.4)	(20.2)	(20.4)	1.5
(Loss) gain on sale of real estate improvements(g)	—	—	—	(0.2)	—	0.1	—

Net income (loss) income from continuing operations	$0.7	$(2.8)	$(20.2)	$(15.6)	$(20.2)	$(20.3)	$1.5

Noncontrolling interest in net income (loss)	0.5	(1.9)	—	10.3	—	—	—
Net income (loss) attributed to common shareholders	$0.2	$(0.9)	—	$(5.3)	—	—	—

Per share data:
Basic weighted average common shares outstanding	20.9	20.9	—	20.9	—	—	—
Diluted weighted average common shares outstanding	20.9	20.9	—	20.9	—	—	—

Basic and diluted loss per common share	—	(0.05)	—	(0.28)	—	—	—

Dividends declared per share	$0.21	$0.16	—	$0.64	—	—	—

			Predecessor
	Successor
			As of December 31,
	As of March 31, 2014	As of December 31, 2013
(Dollars in millions)			2012	2011
Balance Sheet Data (at period end):
Investment in real estate, net	$924.8	$883.8	$706.9	$529.0
Total assets	1,528.1	1,506.8	1,210.9	954.7
Debt(h)	540.5	541.7	557.2	523.1
Other financing arrangements(i)	56.4	56.3	60.8	48.2
CBI's net investment(j)	$447.2	$455.6	$500.1	$311.5

	Three Months Ended March 31,		Year Ended December 31,
	Successor		Successor	Predecessor
(Dollars in millions)	2014	2013(k)	2013(l)	2012	2011
Other Financial Data:
Utilization Rate(m)	89%	81%	85%	78%	88%
Funds from operations(n)	$27.1	$(2.9)	$54.6	$61.7	$54.2
Funds from operations (excluding specified items)(n)	27.2	17.2	78.7	67.4	56.8
EBITDA(o)	39.4	10.2	105.4	89.8	92.1
Adjusted EBITDA(o)	41.7	31.5	138.7	115.3	99.6
Capital expenditures	$49.7	$52.6	$228.6	$228.3	$117.5

(a)
Represents a restructuring charge recognized in 2013 as a result of moving certain administrative functions to the Company's corporate office.

(b)
Represents legal, accounting and consulting fees incurred in connection with the transactions relating to our formation in 2012 and initial public offering in 2013, our qualification as a REIT and completed and potential business combinations.

(c)
Represents management fees charged by CBI for services it provided to the Predecessor, including executive management, legal, treasury, human resources, accounting, tax, internal audit and IT services. See Note 17 to our audited combined financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus supplement.

(d)
Represents the sale by the Predecessor of most of its trade and other accounts receivable to Cincinnati Bell Funding LLC, a bankruptcy-remote subsidiary of CBI, at a 2.5% discount to the receivables' face value. Effective October 1, 2012, we terminated our participation in this program.

(e)
Represents asset impairments recognized on real estate related equipment in 2013 and on a customer relationship intangible and property and equipment primarily related to our GramTel Inc. acquisition in 2012.

(f)
Represents losses attributable to the termination of financing obligations for two of our facilities when we purchased them from their former lessors during the respective periods.

(g)
Represents the (gain) loss that was recognized on the sale of chillers and generators in connection with upgrading of the equipment at various data center facilities.

(h)
As of March 31, 2014, and December 31, 2013 and 2012, debt consisted of our $525 million senior notes due 2022 and capital lease obligations. For prior periods, debt reflects related party note payable and capital lease obligations.

(i)
Represents leases of real estate where we were involved in the construction of structural improvements to develop buildings into data centers. When we bear substantially all the construction period risk, such as managing or funding construction, we are deemed to be the accounting owner of the leased property. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations. For these transactions, at the lease inception date, we recognize the fair value of the leased building as an asset in investment in real estate and as a liability in other financing arrangements.

(j)
Represents CBI's net investment in CyrusOne Inc., CyrusOne GP, CyrusOne LP and its subsidiaries. Prior to November 20, 2012, these entities were not separate legal entities.

(k)
Represents the combined results of the Predecessor for the period January 1, 2013 to January 23, 2013 and the Successor for the period January 24, 2013 to March 31, 2013.

(l)
Represents the combined results of the Predecessor for the period January 1, 2013 to January 23, 2013 and the Successor for the period January 24, 2013 to December 31, 2013.

(m)
We calculate utilization rate by dividing CSF under signed leases for available space (whether or not the contract has commenced billing) by total CSF. Utilization rate differs from percent leased presented elsewhere in this prospectus supplement because utilization rate excludes office space and supporting infrastructure net rentable square footage and includes CSF for signed leases that have not commenced billing. Management uses utilization rate as a measure of CSF leased.

(n)
We calculate funds from operations ("FFO") as net income (loss) computed in accordance with U.S. GAAP before real estate depreciation and amortization, amortization of customer relationship intangibles, real estate impairments, customer relationship intangible impairments and (gain) loss on sale of real estate improvements. Because the value of the customer relationship intangibles is inextricably connected to the real estate acquired, we believe the amortization and impairments of such intangibles is analogous to real estate depreciation and impairments; therefore, we add the customer relationship intangible amortization and impairments back for similar treatment with real estate depreciation and impairments. Our customer relationship intangibles are primarily associated with the acquisition of Cyrus Networks, LLC in 2010 and, at the time of acquisition, represented 22% of the value of the assets acquired.

We calculate funds from operations (excluding specified items) ("FFO (excluding specified items)") as FFO plus transaction-related compensation, (gain) loss on extinguishment of debt, restructuring charges, legal claim costs and transaction costs.

Management uses FFO and FFO (excluding specified items) as supplemental performance measures because they provide performance measures that, when compared year over year, capture trends in occupancy rates, rental rates and operating costs. We also believe that, as widely recognized measures of the performance of REITs, these measures will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO and FFO (excluding specified items) exclude real estate depreciation and amortization, amortization of customer relationship intangibles, real estate impairments and customer relationship intangible impairments, and capture neither the changes in the value of our properties that result from use or from market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO and FFO (excluding specified items) as measures of our performance is limited. Other REITs may not calculate FFO and FFO (excluding specified items) in the same manner. Accordingly, our FFO and FFO (excluding specified items) may not be comparable to others. Therefore, FFO and FFO (excluding specified items) should be considered only as supplements to net income as measures of our performance. FFO and FFO (excluding specified items) should not be used as measures of our liquidity or as indicative of funds available to fund our cash needs, including our ability to make distributions. FFO and FFO (excluding specified items) also should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with U.S. GAAP.

A reconciliation of net income (loss) to FFO and FFO (excluding specified items) is presented below:

	Three Months Ended March 31,		Year Ended December 31,
	Successor		Successor	Predecessor
(Dollars in millions)	2014	2013(k)	2013(l)	2012	2011
Net income (loss)	$0.7	$(23.0)	$(35.8)	$(20.3)	$1.5

Real estate depreciation and amortization	22.2	15.9	70.6	52.9	37.7
Amortization of customer relationship intangibles	4.2	4.2	16.8	16.0	15.0
Real estate impairments	—	—	2.8	11.7	—
Customer relationship intangible impairments	—	—	—	1.5	—
(Gain) loss on sale of real estate improvements	—	—	0.2	(0.1)	—

FFO	27.1	(2.9)	54.6	61.7	54.2

Transaction-related compensation	—	20.0	20.0	—	—
Loss on extinguishment of debt	—	—	1.3	—	1.4
Restructuring charges	—	—	0.7	—	—
Legal claim costs	—	—	0.7	—	—
Transaction costs	0.1	0.1	1.4	5.7	2.6

FFO (excluding specified items)	$27.2	$17.2	$78.7	$67.4	$58.2

(o)
We calculate EBITDA as net income (loss) as defined by U.S. GAAP plus interest expense, income tax (benefit) expense and depreciation and amortization. We calculate Adjusted EBITDA as EBITDA plus restructuring charges, legal claim costs, transaction costs, (gain) loss on sale of receivables to affiliate, non-cash compensation, asset impairments, loss on extinguishment of debt, (gain) loss on sale of real estate improvements, and transaction-related compensation less other income. Other companies may not calculate EBITDA and Adjusted EBITDA in the same manner. Accordingly, our EBITDA and Adjusted EBITDA may not be comparable to others. Management uses EBITDA and Adjusted EBITDA as a supplemental performance measures because they provides useful measures of assessing our results of operations. EBITDA and Adjusted EBITDA should be considered only as supplements to net income as measures of our performance and should not be used as substitutes for net income.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended March 31,		Year Ended December 31,
	Successor		Successor	Predecessor
(Dollars in millions)	2014	2013(k)	2013(l)	2012	2011
Net income (loss)	$0.7	$(23.0)	$(35.8)	$(20.3)	$1.5

Interest expense	10.7	10.9	43.7	41.8	32.9
Income tax (benefit) expense	0.4	0.6	2.3	(5.1)	2.2
Depreciation and amortization	27.6	21.7	95.2	73.4	55.5

EBITDA	39.4	10.2	105.4	89.8	92.1

Restructuring charges	—	—	0.7	—	—
Legal claim costs	—	—	0.7	—	—
Transaction costs	0.1	0.1	1.4	5.7	2.6
(Gain) loss on sale of receivables to affiliate	—	—	—	3.2	3.5
Non-cash compensation	2.2	1.2	6.3	3.4	—
Asset impairments	—	—	2.8	13.3	—
Loss on extinguishment of debt	—	—	1.3	—	1.4
(Gain) loss on sale of real estate improvements	—	—	0.2	(0.1)	—
Transaction-related compensation	—	20.0	20.0	—	—
Other (income) expense	—	—	(0.1)	—	—

Adjusted EBITDA	$41.7	$31.5	$138.7	$115.3	$99.6

        We calculate net operating income ("NOI") as revenue less property operating expenses. Amortization of deferred leasing costs is presented in depreciation and amortization, which is excluded from NOI. We have not historically incurred any tenant improvement costs. Our sales and marketing costs consist of salaries and benefits for our internal sales staff, travel and entertainment, office supplies, marketing and advertising costs. General and administrative costs include salaries and benefits of our senior management and support functions, legal and consulting costs, and other administrative costs. Marketing and advertising costs are not property-specific, rather these costs support our entire portfolio. As a result, we have excluded these marketing and advertising costs from our NOI calculation, consistent with the treatment of general and administrative costs, which also support our entire portfolio. Other REITs may not calculate NOI in the same manner. Accordingly, our NOI may not be comparable to other REITs' NOI. Management uses NOI as a supplemental performance measure because it provides a useful measure of the profitability of our leases. NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of liquidity or as indicative of funds available to fund the company's cash needs, including the ability to make distributions.

        A reconciliation of revenue to NOI and of NOI to net income (loss) is presented below:

	Three Months Ended
	Successor					Predecessor
(Dollars in millions)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013(a)	December 31, 2012
Revenue	$77.5	$72.3	$67.5	$63.6	$60.1	$58.0
Property operating expenses	27.7	24.3	24.2	24.6	20.1	20.6

NOI	49.8	48.0	43.3	39.0	40.0	37.4

Sales and marketing	3.0	2.6	2.3	2.9	2.8	4.0
General and administrative	7.3	6.8	7.2	7.1	6.9	5.4
Depreciation and amortization	27.6	26.6	23.9	23.0	21.7	20.4
Restructuring charges	—	—	0.7	—	—	—
Transaction costs	0.1	0.2	0.7	0.4	0.1	4.4
Transaction-related compensation	—	—	—	—	20.0	—
Management fees charged by CBI	—	—	—	—	—	0.4
Gain on sale of receivables to affiliate	—	—	—	—	—	(0.4)
Asset impairments	—	2.8	—	—	—	—
Interest expense	10.7	11.5	10.5	10.8	10.9	10.5
Other income	—	—	(0.1)	—	—	—
Loss on extinguishment of debt	—	—	—	1.3	—	—
Income tax (benefit) expense	0.4	1.1	0.3	0.3	0.6	(0.4)
Loss on sale of real estate improvements	—	0.2	—	—	—	—

Net income (loss)	$0.7	$(3.8)	$(2.2)	$(6.8)	$(23.0)	$(6.9)

(a)
Represents the combined results of the Predecessor for the period January 1, 2013 to January 23, 2013 and the Successor for the period January 24, 2013 to March 31, 2013.

RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, the risks discussed below and the other information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein before purchasing shares of our common stock. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Special Note Regarding Forward-Looking Statements."

Risks Related to Ownership of Our Common Stock

Our cash available for distribution to stockholders may not be sufficient to make distributions at expected levels, and we may need to borrow in order to make such distributions; consequently, we may not be able to make such distributions in full.

        If cash available for distribution generated by our assets is less than our estimate or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock. Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and our capital requirements. We may not be able to make or sustain distributions in the future. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes to the extent of the holder's adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder's adjusted tax basis in its investment. To the extent that distributions exceed the adjusted tax basis of a holder's shares, they will be treated as a gain from the sale or exchange of such stock. See "U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions" in the accompanying prospectus. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities, which may be senior to our common stock for purposes of distributions or upon liquidation, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Increases in market interest rates may cause potential investors to seek higher dividend yields and therefore reduce demand for our common stock and result in a decline in our stock price.

        One of the factors that may influence the price of our common stock is the dividend yield on our common stock (the amount of dividends as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield, which we may be unable or choose not to provide. Higher interest rates would likely increase our borrowing costs and potentially decrease the cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

The number of shares available for future sale could adversely affect the market price of our common stock.

        We cannot predict whether future issuances of shares of our common stock or the availability of shares of our common stock for resale in the open market will decrease the market price per share of our common stock. Sales of a substantial number of shares of our common stock in the public market, either by us or by holders of operating partnership units upon exchange of such operating partnership units for our common stock, or the perception that such sales might occur, could adversely affect the market price of the shares of our common stock. In addition, we registered shares of common stock that may be issued under our 2012 Long Term Incentive Plan, and they can generally be freely sold in the public market, assuming any applicable restrictions and vesting requirements are satisfied. If any or all of these holders, including CBI, cause a large number of their shares to be sold in the public market, the sales could reduce the trading price of our common stock and could impede our ability to raise future capital on terms acceptable to us or at all.

The market price and trading volume of our common stock may be volatile.

        Prior to the completion of our initial public offering, there was not any public market for our common stock. Even with an active trading market for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at a profit or at all. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

        Some of the factors that could negatively affect the market price of our common stock or result in fluctuations in the price or trading volume of our common stock include:

  •
  actual or anticipated variations in our quarterly results of operations or distributions;

  •
  changes in our funds from operations or earnings estimates;

  •
  publication of research reports about us or the real estate, technology or data center industries;

  •
  increases in market interest rates that may cause purchasers of our shares to demand a higher yield;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any additional debt we may incur in the future;

  •
  additions or departures of key personnel;

  •
  actions by institutional stockholders;

  •
  speculation in the press or investment community about our company or industry or the economy in general;

  •
  the occurrence of any of the other risk factors presented in this prospectus supplement, the accompanying prospectus or in our most recent Annual Report on Form 10-K filed with the SEC on March 3, 2014, incorporated by reference herein; and

  •
  general market and economic conditions.

Our earnings and cash distributions will affect the market price of our common stock.

        We believe that the market value of a REIT's equity securities is based primarily upon market perception of the REIT's growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancing, and is secondarily based upon the value of the underlying assets. For these reasons, shares of our common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flow to stockholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of our common stock. Our failure to meet market expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock.

If CBI tendered all of its operating partnership units for redemption and we elected to acquire such units in exchange for shares of our common stock, CBI would own approximately 49.0% of our issued and outstanding common stock, after giving effect to this offering and the use of proceeds therefrom. The resale of such shares into the market, or the issuance of shares by us if we elected to acquire operating partnership units directly from CBI, could have an adverse effect on the trading price of our common stock and our ability to engage in concurrent capital raising initiatives.

        As of May 31, 2014, after giving effect to this offering and the use of proceeds therefrom and assuming the underwriters do not exercise their option to purchase additional shares of our common stock, CBI would have owned approximately 5.4% of our common stock and approximately 46.1% of our operating partnership's operating partnership units. We may issue shares (i) in exchange for operating partnership units held by CBI pursuant to its contractual rights (an "Exchange"), and/or (ii) in a primary offering, the proceeds of which would be used by us to acquire operating partnership units directly from CBI (a "Redemption"). In connection with an Exchange and subject to the limitations described in the partnership agreement, CBI will be able to exchange those operating partnership units for shares of our common stock, and any exchange of all or a substantial amount of its operating partnership units would result in CBI owning a significant percentage of our common stock. See "Description of the Partnership Agreement of CyrusOne LP—Redemption/Exchange Rights" in the accompanying prospectus. If all of the operating partnership units currently held by CBI are tendered for redemption and we elected to acquire such units in exchange for shares of our common stock, CBI would currently own approximately 49.0% of our common stock, after giving effect to this offering and the use of proceeds therefrom. The interests of CBI as an investor in our securities may differ from or conflict with the interests of our other stockholders. CBI may seek to sell the shares of our common stock it receives in connection with an Exchange into the public market as soon as market conditions are favorable and, if CBI sells a large number of its shares into the public market or if we elect to issue shares in connection with a Redemption, such sales or issuances could reduce the trading price of our common stock and/or impede our ability to engage in concurrent capital raising initiatives.

USE OF PROCEEDS

        We expect the net proceeds to us from the sale of common stock in this offering, after deducting estimated underwriting discounts, will be approximately $           million (or approximately $           million if the underwriters exercise their option to purchase additional shares of our common stock in full). The estimated offering expenses payable by us, exclusive of underwriting discounts, are approximately $          .

        We intend to use the net proceeds from this offering, after deducting estimated underwriting discounts, but before estimated offering expenses payable by us, to acquire 12,500,000 operating partnership units (or 14,375,000 operating partnership units if the underwriters exercise their option to purchase additional shares of our common stock in full, assuming one operating partnership unit will be purchased for every share of common stock issued by us in this offering) from a subsidiary of CBI.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to (i) the issuance and sale of 12,500,000 million shares of our common stock in this offering, (ii) the receipt and application by us of the proceeds from this offering of $           million, after deducting estimated underwriting discounts, to effect the CBI Repurchase and (iii) the payment by us of approximately $          of offering expenses, exclusive of underwriting discounts.

        You should read this table in conjunction with "Use of Proceeds" and "Summary—Summary Financial Data" in this prospectus supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources" and our financial statements and the notes to our financial statements in the documents incorporated by reference herein.

	As of March 31, 2014
(dollars in millions)	Actual	As Adjusted
Cash and cash equivalents	$125.2	$

Debt:
Capital lease obligations	$15.5		$15.5
Other financing arrangements(1)	56.4		56.4
6.375% Senior Notes due 2022	525.0		525.0
Revolving credit facility(2)	—		—
Equity:
Preferred stock, $0.01 par value, 100,000,000 authorized; no shares issued or outstanding	—		—
Common stock, $0.01 par value, 500,000,000 shares authorized and 22,679,417 shares issued and outstanding, actual; and 35,179,417 issued and outstanding, as adjusted(3)	0.2		0.4
Additional paid in capital(3)	342.9
Accumulated deficit	(23.5)
Total CyrusOne Inc. stockholders' equity	319.6

Noncontrolling interest	447.2
Total equity	766.8

Total capitalization	$1,363.7	$

(1)
Other financing arrangements represents leases of real estate where we are involved in the construction of structural improvements to develop buildings into data centers. When we bear substantially all the construction period risk, such as managing or funding construction, we are deemed to be the accounting owner of the leased property. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations. For these transactions, at the lease inception date, we recognize the fair value of the leased building as an asset in investment in real estate and as a liability in other financing arrangements.

(2)
As of March 31, 2014, we had no outstanding borrowings under our revolving credit facility, leaving available borrowing capacity of $225.0 million.

(3)
Excludes 1,875,000 shares issuable upon exercise of the underwriters' option to purchase additional shares.

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "CONE." The following table sets forth the high and low sales prices of our common stock and the distributions we declared with respect to the periods indicated.

	Price Ranges(1)
			Dividend Declared
	High	Low
2013
First Quarter	$23.71	$20.53	$0.16
Second Quarter	$24.84	$18.90	$0.16
Third Quarter	$22.22	$17.93	$0.16
Fourth Quarter	$22.94	$17.41	$0.16
2014
First Quarter	$23.44	$20.21	$0.21
Second Quarter (through June 16, 2014)	$23.18	$19.52	$0.21

(1)
During the first quarter of 2013, we completed our initial public offering pursuant to a registration statement that became effective on January 17, 2014. As such, no price ranges or dividend information are available for 2012 and the price range for the first quarter of 2013 represents trading prices after January 17, 2014.

        On June 16, 2014 the last reported sale price of our common stock on the NASDAQ Global Select Market was $22.87 per share. As of May 31, 2014, CyrusOne Inc. had 240 shareholders of record and 22,677,498 outstanding shares.

UNDERWRITING

        Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Cantor Fitzgerald & Co.
Evercore Group L.L.C.
KeyBanc Capital Markets Inc.
Stephens Inc.
UBS Securities LLC

Total	12,500,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters' option to purchase additional shares described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial offering price not to exceed $            per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,875,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We have agreed that, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we will not, for a period of 90 days from the date of this prospectus supplement, subject to certain exceptions:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including units in our operating partnership);

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  file any registration statement with the SEC relating to this offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        All of our directors and executive officers and CBI have agreed that, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, they will not offer, sell or transfer any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including units in our operating partnership) beneficially owned by them for a period of 90 days from the date of this prospectus supplement, subject to certain exceptions.

        The shares are listed on the NASDAQ Global Select Market under the trading symbol "CONE."

        The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $          . We have also agreed to reimburse the underwriters for certain of their expenses in an amount not to exceed $10,000.

        In connection with this offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in this offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' option to purchase additional shares.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' option to purchase additional shares.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters' option to purchase additional shares.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the shares on the NASDAQ Global Select Market, prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Relationships

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co., LLC, KeyBanc Capital Markets Inc. and UBS Securities LLC (underwriters in this offering) hold commitments as lenders under our revolving credit facility.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act

2001 (the "Corporations Act") and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement and the accompanying prospectus. The shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares may be made to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the securities being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Cravath, Swaine & Moore LLP and Skadden, Arps, Slate, Meagher & Flom LLP, and for the underwriters by Latham & Watkins LLP. Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the shares of our common stock offered hereby.

 EXPERTS

        The consolidated and combined financial statements, and the related financial statement schedules of CyrusOne Inc. and subsidiaries (the "Company"), incorporated in this prospectus supplement and accompanying prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of corporate costs from Cincinnati Bell Inc. for specified periods and the basis of presentation), which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

44,476,835 Shares

COMMON STOCK

         This prospectus relates to the possible resale, from time to time, by the participating holders named in this prospectus of up to 1,890,000 shares of our common stock initially issued in exchange for the satisfaction and discharge of intercompany indebtedness in connection with our initial public offering and upon our redemption of certain common units of limited partnership interest ("operating partnership units") in CyrusOne LP, a Maryland limited partnership, which we also refer to in this prospectus as our operating partnership, upon the completion of our initial public offering in January 2013. It also relates to the possible issuance of up to 42,586,835 shares of our common stock (i) in exchange for operating partnership units held by one or more of the limited partners of our operating partnership pursuant to their contractual rights, and the possible resale from time to time of some or all of such common stock by the participating holders (an "Exchange"), and/or (ii) by us in a primary offering, the proceeds of which will be used by us to acquire operating partnership units directly from the participating holders (a "Redemption"). We will not receive any cash proceeds from any issuance of the shares of our common stock covered by this prospectus to the participating holders in connection with an Exchange or from any resale of any such shares by the participating holders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. We will apply the net proceeds from any issuance of the shares of our common stock by us covered by this prospectus in connection with a Redemption to acquire operating partnership units from the participating holders. We will, in connection with an Exchange and a Redemption, acquire operating partnership units from any participating holders, which will consequently increase our percentage ownership interest in CyrusOne LP.

         At March 21, 2014, as the sole beneficial owner and sole trustee of CyrusOne GP, which is the sole general partner of CyrusOne LP, we directly or indirectly owned approximately 34.8% of the outstanding operating partnership units of CyrusOne LP. The 42,586,835 operating partnership units that may be sold by the participating holders were issued as part of the restructuring transactions that were effected on November 20, 2012.

         We are registering the applicable shares of our common stock to (i) provide the participating holders with freely tradable securities, in the case of an Exchange, and/or (ii) generate net proceeds that will be used to acquire operating partnership units directly from participating holders, in the case of a Redemption. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of operating partnership units will seek to redeem their units, that upon any such redemption we will elect to undertake an Exchange rather than acquire such units for cash, or that, in the case of an Exchange, any shares of our common stock requested for resale or received in exchange for operating partnership units will be sold by the participating holders. We and the participating holders from time to time may offer and sell the shares directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. In connection with any offering of shares we may provide a prospectus supplement and attach it to this prospectus, which may add, update or change information contained in this prospectus.

         To assist us in complying with certain U.S. federal income tax requirements applicable to real estate investment trusts ("REITs"), among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% of our outstanding common stock, subject to certain exceptions. See "Description of Securities—Restrictions on Ownership and Transfer" for a detailed description of the ownership and transfer restrictions applicable to our common stock.

         Our common stock is listed on NASDAQ Global Select Market under the symbol "CONE." On March 20, 2014, the last reported sale price of our common stock on the NASDAQ Global Select Market was $21.86 per share. Our principal executive offices are located at 1649 West Frankford Road, Carrollton, TX 75007 and our telephone number is (972) 350-0060.

         We are an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012. Investing in our common stock involves risk. See "Risk Factors" beginning on page 8.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2014

        Except as otherwise indicated or required by the context, references in this prospectus to (i) "CyrusOne," "we," "our," "us" and "our company" refer to CyrusOne Inc., a Maryland corporation, together with its combined subsidiaries, including CyrusOne LP, a Maryland limited partnership (our "operating partnership" or "CyrusOne LP"), and CyrusOne GP, a Maryland statutory trust of which we are the sole beneficial owner and sole trustee and which is the sole general partner of our operating partnership ("CyrusOne GP"), (ii) "CBI" refers to Cincinnati Bell Inc., an Ohio corporation, and, unless the context otherwise requires, its consolidated subsidiaries, and (iii) the number of operating partnership units gives effect to the approximately 2.8-to-1 operating partnership unit reverse split effected immediately prior to the completion of our initial public offering in January 2013 (the "IPO").

        You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor any of the participating holders have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, and this prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus.

        We may provide a prospectus supplement containing specific information about the terms of a particular offering by us or the participating holders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See "Where You Can Find More Information" and "Incorporation by Reference" for more information.

i

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

        Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  loss of key customers;

  •
  defaults on or non-renewal or early termination of leases by customers;

  •
  economic downturn, natural disaster or oversupply of data centers in the limited geographic area that we serve;

  •
  inability to supply customers with adequate electrical power;

  •
  inability to renew leases on the data center buildings in our portfolio not owned by us;

  •
  risks related to natural disasters and inadequate insurance coverage;

  •
  risks related to the failure of our physical infrastructure or services;

  •
  risks related to the development of our properties and our ability to successfully lease those properties;

  •
  risks related to third-party suppliers of power;

  •
  internet connectivity and other services;

  •
  loss of access to key third-party service providers and suppliers;

  •
  long leasing cycle for data center services;

  •
  risks related to our international activities, including expanding our international operations;

  •
  inability to identify and complete acquisitions and operate acquired properties;

  •
  customers choosing to develop their own data centers;

  •
  decrease in demand for data center services;

  •
  inability to manage growth;

  •
  our failure to obtain necessary outside financing on favorable terms, or at all;

  •
  our level of indebtedness or debt service obligations;

  •
  restrictions in the instruments governing our indebtedness;

  •
  risks related to litigation;

  •
  risks related to environmental matters;

  •
  risks related to climate change regulations;

  •
  unknown or contingent liabilities related to our acquired properties;

  •
  management's inexperience operating a REIT;

  •
  significant competition in our industry;

  •
  loss of key personnel;

  •
  obsolescence of our data center infrastructure;

  •
  valuations and impairment charges of properties;

  •
  the impact of emerging growth company status on our common stock;

  •
  risks related to our National IX Platform;

  •
  risks associated with real estate assets and the real estate industry;

  •
  risks of illiquidity of real estate investments;

  •
  rights of stockholders;

  •
  potential conflict of interest between our operating partnership and its partners;

  •
  risks related to CBI owning shares of our common stock and operating partnership units;

  •
  potential conflict of interest between CyrusOne directors who remain involved with CBI;

  •
  provisions in our charter and bylaws that may limit an acquisition of our common stock or a change in control;

  •
  provisions of Maryland law that may limit the ability of a third-party to acquire control of us;

  •
  risks related to the assumption of liabilities from the transactions relating to our formation in 2012 and initial public offering in 2013 (the "formation transactions");

  •
  failure to maintain our status as a REIT;

  •
  highly technical and complex REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code");

  •
  risk that dividends payable do not qualify for reduced tax rates;

  •
  risk that REIT distribution requirements could adversely affect our ability to execute our business plan;

  •
  risk that other tax liabilities may reduce cash flow;

  •
  risk that we may have to forego other opportunities due to compliance with REIT requirements;

  •
  risk that REIT requirements could limit our ability to hedge effectively;

  •
  risk of potential penalty tax caused by CBI's future acquisition of a significant percentage of our stock;

  •
  risk of changes in U.S. tax law and other U.S. laws, whether or not specific to REITs;

  •
  risk of insufficient cash available for distribution to stockholders;

  •
  risk that future offerings of debt may adversely affect the market price of our common stock;

  •
  risk that increases in market interest rates could drive potential investors to seek higher dividend yields and reduce demand for our common stock;

  •
  risk that shares available for future sale could affect the market price of stock;

  •
  risk that market price and volume of stock could be volatile; and

  •
  risk that earnings and cash distributions could affect the market price of our common stock.

        While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section in this prospectus entitled "Risk Factors," including the risks incorporated therein from our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 3, 2014, as updated by our subsequent filings.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of our common stock registered hereby. This prospectus and any applicable prospectus supplements do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our shares of common stock registered hereby, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus and any applicable prospectus supplement as to the contents of any contract or other document referred to in this prospectus and any applicable prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

        Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov. Our SEC filings will also be available through the investor relations section of CyrusOne Inc.'s website at www.cyrusone.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus or any prospectus supplement.

 INCORPORATION BY REFERENCE

        This prospectus is part of a registration statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

        The SEC allows us to "incorporate by reference" certain information into this prospectus from certain documents that we filed with the SEC prior to the date of this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

  (1)
  Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014;

  (2)
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2014;

  (3)
  The description of our common stock included in our registration statement on Form 8-A filed with the SEC on January 17, 2013; and

  (4)
  all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities.

        We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and prior to effectiveness of this registration statement.

        To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

        The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

        If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations at 1649 West Frankford Road, Carrollton, TX 75007. The documents may also be accessed on our website under the Investor Relations tab at www.cyrusone.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus or any prospectus supplement.

 OUR COMPANY

        We are an owner, operator and developer of enterprise-class, carrier-neutral data center properties. Our data center properties are purpose-built facilities with redundant power, cooling and telecommunications systems. They are not network-specific and enable customer interconnectivity to a range of telecommunications carriers.

        We provide mission-critical data center facilities that protect and ensure the continued operation of information technology ("IT") infrastructure for approximately 600 customers in 25 operating data centers in 10 distinct markets (8 cities in the U.S., London and Singapore). Our goal is to be the preferred global data center provider to the Fortune 1000. As of December 31, 2013, our customers included nine of the Fortune 20 and 129 of the Fortune 1000 or private/ foreign enterprises of equivalent size. These 129 customers provided 75% of our annualized rent as of December 31, 2013.

        We cultivate long-term strategic relationships with our customers and provide them with solutions for their data center facilities and IT infrastructure challenges. Our offerings provide flexibility, reliability and security and are delivered through a tailored customer service focused platform that is designed to foster long-term relationships. We focus on attracting customers that have not historically outsourced their data center needs and providing them with solutions that address their current and future needs. The CyrusOne National IX Platform delivers interconnection across states and between metro-enabled sites within the CyrusOne facility footprint and beyond. The platform enables high-performance, low-cost data transfer and accessibility for customers by uniting all of our data centers.

        As of December 31, 2013, our property portfolio included 25 operating data centers in 10 distinct markets (8 cities in the U.S., London and Singapore) collectively providing approximately 1,975,000 Net Rentable Square Feet ("NRSF"), of which 82% was leased, and powered by approximately 158 megawatts ("MW") of universal power supplies capacity. We own 14 of the buildings in which our data center facilities are located. We lease the remaining 11 buildings, which account for approximately 375,000 NRSF, or approximately 19% of our total operating NRSF. These leased buildings accounted for 26% of our total annualized rent as of December 31, 2013. We also currently have 711,000 NRSF under development, as well as 626,000 NRSF of additional powered shell space under roof available for development. In addition, we have approximately 205 acres of land that are available for future data center shell development. Along with our primary product offering, leasing of colocation space, our customers are increasingly interested in ancillary office and other space. We believe our existing operating portfolio and development pipeline will allow us to meet the evolving needs of our existing customers and continue to attract new customers.

        Our business is comprised of the historical data center activities and holdings of CBI. CBI had operated its Cincinnati-based data center business for over 10 years; in addition, it acquired GramTel Inc. ("GramTel"), a data center operator in South Bend, Indiana and Chicago, Illinois, for approximately $20 million in December 2007; and it acquired Cyrus Networks, LLC ("Cyrus Networks"), a data center operator based in Texas, for approximately $526 million, net of cash acquired, in June 2010. On November 20, 2012, certain subsidiaries of CBI contributed certain assets and operations, including the assets and operations acquired through the GramTel and Cyrus Networks acquisitions, to our operating partnership.

        CyrusOne Inc. was formed as a Maryland corporation on July 31, 2012. On January 24, 2013, we completed the IPO of our common stock, issuing approximately 19.0 million shares for $337.1 million, net of underwriters' discount. On the same date, we purchased approximately 19.0 million operating partnership units with the proceeds of the IPO. In addition, CBI exchanged approximately 1.5 million operating partnership units for shares of our common stock, and CBI was issued 0.4 million shares of common stock as repayment for transaction costs paid by CBI in connection with our IPO. We also issued approximately 1.0 million shares of our common stock to our directors and employees. Vesting of these shares is contingent upon completion of service. Following the completion of these transactions, CyrusOne Inc. and CyrusOne GP held a combined 33.9% interest in our operating partnership, with the remaining 66.1% interest held by CBI. We intend to continue to operate in a manner that will allow us to qualify as a REIT commencing with our taxable year ended December 31, 2013, and we will make our REIT election upon filing of our 2013 federal income tax return.

        Our principal executive offices are located at 1649 West Frankford Road, Carrollton, TX 75007. Our telephone number is (972) 350-0060. We maintain a website, www.cyrusone.com. Other than with respect to those filings with the SEC that we have posted to our website and which are specifically identified as having been incorporated by reference herein, the information contained on, or accessible through, our website is not incorporated by reference into, and should not be considered a part of, this prospectus or any applicable prospectus supplement.

 RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, the risks discussed below and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, before purchasing shares of our common stock from us. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Special Note Regarding Forward-Looking Statements."

Risks Related to Ownership of Our Common Stock

Our cash available for distribution to stockholders may not be sufficient to make distributions at expected levels, and we may need to borrow in order to make such distributions; consequently, we may not be able to make such distributions in full.

        If cash available for distribution generated by our assets is less than our estimate or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock. Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and our capital requirements. We may not be able to make or sustain distributions in the future. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes to the extent of the holder's adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder's adjusted tax basis in its investment. To the extent that distributions exceed the adjusted tax basis of a holder's shares, they will be treated as a gain from the sale or exchange of such stock. See "U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions." If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of distributions or upon liquidation, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of our common stock. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Increases in market interest rates may cause potential investors to seek higher dividend yields and therefore reduce demand for our common stock and result in a decline in our stock price.

        One of the factors that may influence the price of our common stock is the dividend yield on our common stock (the amount of dividends as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield, which we may be unable or choose not to provide. Higher interest rates would likely increase our borrowing costs and potentially decrease the cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

The number of shares available for future sale could adversely affect the market price of our common stock.

        We cannot predict whether future issuances of shares of our common stock or the availability of shares of our common stock for resale in the open market will decrease the market price per share of our common stock. Sales of a substantial number of shares of our common stock in the public market, either by us or by holders of operating partnership units upon exchange of such operating partnership units for our common stock, or the perception that such sales might occur, could adversely affect the market price of the shares of our common stock. In addition to the shares of common stock registered hereunder, we registered shares of common stock that we have reserved for issuance under our 2012 Long Term Incentive Plan, and they can generally be freely sold in the public market, assuming any applicable restrictions and vesting requirements are satisfied. If any or all of these holders, including CBI, cause a large number of their shares to be sold in the public market, the sales could reduce the trading price of our common stock and could impede our ability to raise future capital.

The market price and trading volume of our common stock may be volatile.

        Prior to the completion of our IPO, there was not any public market for our common stock. Even with an active trading market for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at a profit or at all. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

        Some of the factors that could negatively affect the market price of our common stock or result in fluctuations in the price or trading volume of our common stock include:

  •
  actual or anticipated variations in our quarterly results of operations or distributions;

  •
  changes in our funds from operations or earnings estimates;

  •
  publication of research reports about us or the real estate, technology or data center industries;

  •
  increases in market interest rates that may cause purchasers of our shares to demand a higher yield;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any additional debt we may incur in the future;

  •
  additions or departures of key personnel;

  •
  actions by institutional stockholders;

  •
  speculation in the press or investment community about our company or industry or the economy in general;

  •
  the occurrence of any of the other risk factors presented in this prospectus or in our most recent Annual Report on Form 10-K filed with the SEC on March 3, 2014; and

  •
  general market and economic conditions.

Our earnings and cash distributions will affect the market price of our common stock.

        We believe that the market value of a REIT's equity securities is based primarily upon market perception of the REIT's growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancing, and is secondarily based upon the value of the underlying assets. For these reasons, shares of our common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flow to stockholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of our common stock. Our failure to meet market expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock.

If CBI tendered all of its operating partnership units for redemption and we elected to acquire such units in exchange for shares of our common stock in an Exchange, CBI would currently own approximately 68.1% of our issued and outstanding common stock. The resale of such shares into the market, or the issuance of shares by us if we elected to acquire operating partnership units directly from CBI in a Redemption, could have an adverse effect on the trading price of our common stock and our ability to engage in concurrent capital raising initiatives.

        As of March 21, 2014, CBI owned approximately 8.3% of our common stock and approximately 65.2% of our operating partnership's operating partnership units. In connection with an Exchange and subject to the limitations described in the partnership agreement, CBI will be able to exchange those units for shares of our common stock, and any exchange of all or a substantial amount of its operating partnership units would result in CBI owning a significant percentage of our common stock. See "Description of the Partnership Agreement of CyrusOne LP—Redemption/Exchange Rights." If all of the operating partnership units currently held by CBI are tendered for redemption and we elected to acquire such units in exchange for shares of our common stock, CBI would currently own approximately 68.1% of our common stock. See "Participating Holders." The interests of CBI as an investor in our securities may differ from or conflict with the interests of our other stockholders. The registration statement of which this prospectus forms a part registers the sale by us of any shares of our common stock issued in connection with a Redemption, and/or the resale by the participating holders of any shares of our common stock issued to them in connection with an Exchange. Accordingly, following the date the SEC declares the registration statement effective, any shares so issued by us will be freely tradable. CBI may seek to sell the shares of our common stock it receives in connection with an Exchange into the public market as soon as market conditions are favorable and, if CBI sells a large number of its shares into the public market or if we elect to issue shares in connection with a Redemption, such sales or issuances could reduce the trading price of our common stock and/or impede our ability to engage in concurrent capital raising initiatives.

 USE OF PROCEEDS

        We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to the holders of our common stock and operating partnership units named in the section entitled "Participating Holders." We will not receive any of the proceeds from the issuance of shares of our common stock to such holders in connection with an Exchange or the resale of shares of our common stock from time to time by such participating holders. We will apply the net proceeds from any issuance of shares of our common stock in connection with a Redemption to acquire operating partnership units directly from the participating holders. See "Description of the Partnership Agreement of CyrusOne LP—Redemption/Exchange Rights." We will, in connection with an Exchange or a Redemption, acquire operating partnership units from any participating holders, which will increase our percentage ownership in our operating partnership.

        The participating holders will pay any underwriting fees, discounts or commissions attributable to the resale of the shares of our common stock received in connection with an Exchange or any transfer taxes relating to such shares. We will pay all underwriting fees, discounts and commissions in connection with an offering in connection with a Redemption. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, blue sky fees, printing expenses, internal expenses (including all salaries and expenses of our officers and employees performing legal and accounting duties), NASDAQ listing fees, fees and expenses of our counsel and accountants and one counsel for all of the participating holders and fees and expenses of any special experts retained by us in connection with such registration.

 PARTICIPATING HOLDERS

        In connection with an Exchange, the participating holders may from time to time offer and sell, pursuant to this prospectus and any accompanying prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus, the shares of our common stock set forth opposite its name in the table below under the heading "Maximum Number of Shares of Our Common Stock to be Resold."

        We will sell any shares of common stock in a primary offering in connection with a Redemption.

        The following table sets forth, as of March 21, 2014, the maximum number of shares of our common stock that may be issued to (should we elect to issue shares of our common stock to such participating holder in exchange for all of the participating holder's operating partnership units in connection with an Exchange) and the maximum number of shares of our common stock that may be resold by each participating holder in connection with such Exchange. The information is based on information provided by or on behalf of the participating holders. The participating holders are not required to tender their operating partnership units for redemption, nor are we required to issue shares of our common stock (in lieu of our operating partnership redeeming the operating partnership units for cash) to any participating holder who elects to tender operating partnership units. To the extent we do issue shares of our common stock in connection with an Exchange upon redemption, the participating holders may offer all, some or none of the shares of our common stock shown in the table. Because the participating holders may offer all or some portion of the shares of our common stock, we have assumed for purposes of completing the last two columns in the table that all shares of our common stock offered hereby will have been sold by the participating holders upon termination of sales pursuant to this prospectus. In addition, since the date on which they provided the information, the participating holders identified below may have sold, transferred or otherwise disposed of all or a portion of their operating partnership units or shares of our common stock in transactions exempt from the registration requirements of the Securities Act. Any changed information given to us by the participating holders will be set forth in prospectus supplements, post-effective amendments or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus if and when necessary.

        Additional participating holders, including transferees, successors and donees of identified participating holders, not named in this prospectus will not be able to use this prospectus for resales until they are named in the participating holder table by prospectus supplement, post-effective amendment or in a filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus. If required, we will add transferees, successors and donees by prospectus supplement, post-effective amendment or in a filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

		Maximum Number of Shares of Our Common Stock Issuable in the Exchange and Available for Resale
			Shares of Our Common Stock Owned Following the Exchange(1)(2)			Shares of Our Common Stock Owned after Resale(2)(3)
	Shares of Our Common Stock Owned Prior to Exchange				Maximum Number of Shares of Our Common Stock to be Resold
Name			Shares	Percent		Shares	Percent
Data Center Investments Holdco LLC(4)	1,890,000	18,108,817	19,998,817	30.6%	19,998,817	—	—
Data Centers South Holdings LLC(4)	—	24,478,018	24,478,018	37.5%	24,478,018	—	—

TOTAL	1,890,000	42,586,835	44,476,835	68.1%	44,476,835	—	—

(1)
Amounts assume that all operating partnership units are exchanged for shares of our common stock. The percentage ownership is determined for each participating holder by taking into account the issuance and sale of shares of our common stock issued in exchange for operating partnership units of only such participating holder. Also assumes that no transactions with respect to our common stock or operating partnership units occur other than the Exchange.

(2)
Based on a total of 22,690,871 shares of our common stock outstanding as of March 21, 2014.

(3)
Assumes the participating holders sell all of their shares of our common stock offered pursuant to this prospectus. The percentage ownership is determined for each participating holder by taking into account the issuance and sale of shares of our common stock issued in exchange for operating partnership units of only such participating holder.

(4)
Based on information provided to us by CBI. CBI is the sole stockholder of Cincinnati Bell Technology Solutions Inc., which is the sole stockholder of Data Center Investments Inc., which is the sole member of Data Center Investments Holdco LLC ("DCIH"). Data Center Investments Inc. is also the sole stockholder of Data Centers South Inc., which is the sole member of Data Centers South Holdings LLC ("DCSH"). As a result, CBI exercises investment discretion and control over the common stock and operating partnership units held by the participating holders.

 PLAN OF DISTRIBUTION

        This prospectus relates to:

  •
  the possible resale, from time to time, by DCIH of up to 1,890,000 shares of our common stock, 374,279 of which were issued in exchange for the satisfaction and discharge of intercompany indebtedness related to incurrence by DCIH of certain offering expenses on our behalf in connection with the IPO and 1,515,721 of which were issued in exchange for some of DCIH's operating partnership units upon completion of the IPO;

  •
  the issuance of up to 42,586,835 shares of our common stock in connection with an Exchange and/or a Redemption; and

  •
  the offer and sale, from time to time, by (i) the participating holders of some or all of those shares of common stock issued in connection with an Exchange or (ii) by us of shares of common stock in connection with a Redemption.

        We are registering the issuance of shares of our common stock to (i) permit the participating holders to sell the shares of our common stock received in connection with an Exchange without restriction in the open market, and/or (ii) enable us to generate net proceeds that we will use to acquire operating partnership units from participating holders in a Redemption. However, the registration of shares of our common stock hereunder does not necessarily mean that any participating holders will elect to redeem their units or that, if any participating holders do elect to redeem their units, they will sell the shares of our common stock received in connection with an Exchange.

        In connection with the formation transactions in November 2012, our operating partnership issued an aggregate of 44,102,556 operating partnership units to DCIH and DCSH. Upon the completion of our IPO, DCIH redeemed 1,515,721 operating partnership units in exchange for an equivalent number of shares of our common stock. As of January 24, 2014, participating holders have the right to require our operating partnership to redeem part or all of their operating partnership units for cash, or, at our election, shares of our common stock on a one-to-one basis, subject to adjustment, and subject to the ownership limits set forth in our charter and described under the section entitled "Description of Securities—Restrictions on Ownership and Transfer." See "Description of the Partnership Agreement of CyrusOne LP."

        We and/or the participating holders, if applicable, may, from time to time, sell any or all of the shares of our common stock offered hereby directly or through one or more underwriters, broker-dealers or agents. The participating holders will be responsible for any underwriting discounts or agent's commissions attributable to the resale of the shares of our common stock received in connection with an Exchange. We will pay all underwriting fees, discounts and commissions in connection with a Redemption. Shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These prices will be determined by us and/or the participating holders, if applicable, or by agreement between us and/or such participating holders, if applicable, and any underwriter broker-dealer or agent who receives fees or commissions in connection with a sale. We and/or the participating holders, if applicable, may use any one or more of the following methods when selling shares:

  •
  on the NASDAQ Global Select Market or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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  through the writing of options, whether such options are listed on an options exchange or otherwise;

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  through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  directly to one or more purchasers;

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  through agents;

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  through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

  •
  in an exchange distribution in accordance with the rules of the applicable exchange;

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  in privately negotiated transactions;

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  through loans or pledges of our common stock to a broker-dealer who may sell shares of our common stock so loaned or, upon a default, may sell or otherwise transfer the pledged stock;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

The participating holders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus or any applicable prospectus supplement.

        In addition, the participating holders may enter into hedging transactions with broker-dealers which may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the participating holders. The participating holders may also sell shares of our common stock short and deliver the shares of our common stock to close out such short position. The participating holders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of our common stock, which shares may be resold thereafter pursuant to this prospectus or any applicable prospectus supplement.

        Broker-dealers engaged by us and/or the participating holders, if applicable, may arrange for other broker-dealers to participate in sales. If we and/or the participating holders, if applicable, effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from us and/or the participating holders, if applicable, or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

        The participating holders and any underwriters, broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We and the participating holders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by us and/or the participating holders and their affiliates, as applicable.

        There can be no assurance that we or the participating holders will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus or any applicable prospectus supplement forms a part.

 DESCRIPTION OF SECURITIES

        The following summary of the terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law (the "MGCL") and our charter and bylaws. For purposes of this summary, references to "tenants" mean those persons who are referred to as "customers" elsewhere in this prospectus. Copies of our charter and bylaws have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series of stock.

        As of March 21, 2014, there were 22,690,871 shares of our common stock and no shares of our preferred stock issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

        All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, holders of our common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for distribution to our stockholders and are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may be otherwise specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of our stock, the holders of shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

        Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of our common stock have equal distribution, liquidation and other rights.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation's charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

        Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because our operating assets are held by our operating partnership's wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock

        Our charter authorizes our board of directors, with the approval of a majority of the entire board and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue. In addition, our charter authorizes our board of directors to authorize the issuance from time to time of shares of our common and preferred stock.

        Our charter also authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, although our board of directors does not currently intend to do so, it could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

        We believe that the power of our board of directors to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to qualify as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See "U.S. Federal Income Tax Considerations—Requirements for Qualification—General."

        Our charter contains restrictions on the ownership and transfer of our stock. Our board may, from time to time, grant waivers from these restrictions, in its sole discretion. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the

Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the "common stock ownership limit") or 9.8% in value of the outstanding shares of all classes or series of our stock (the "aggregate stock ownership limit"). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the "ownership limits." We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or constructively own shares of our stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock as a "prohibited owner."

        The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or less than 9.8% in value of the outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of our stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of the ownership limits.

        Our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the ownership limits or establish a different limit on ownership (the "excepted holder limit") if our board of directors determines that:

  •
  no individual's beneficial or constructive ownership of our stock will result in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT; and

  •
  such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or our board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT).

        Any violation or attempted violation of any such representations or undertakings will result in such stockholder's shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the Internal Revenue Service ("IRS"), in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as our board of directors may require in its sole discretion to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit. Our board of directors has granted CBI exemptions from the ownership limits applicable to other holders of our common stock, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an IRS private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable by CBI to jeopardize our REIT status. As of the date hereof, our board has granted limited waivers to several other holders.

        In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or our stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person's or entity's percentage ownership of our common stock or our stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of all other classes or series, as applicable, will violate the decreased ownership limit.

        Our charter further prohibits:

  •
  any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

  •
  any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); and

  •
  any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a "domestically controlled qualified investment entity" within the meaning of Section 897(h) of the Code.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days' prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

        If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT or as a "domestically controlled qualified investment entity" within the meaning of Section 897(h) of the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a "domestically controlled qualified investment entity," then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

        Shares of our stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

        Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee, accepts such offer. We may reduce the amount so payable to the trustee by the amount of any distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

        If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

        In addition, if our board of directors determines in good faith that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our stock described above, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

        Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder's name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder's beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

        Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

        These restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required.

        The restrictions on ownership and transfer of our stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

Listing

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "CONE."

 DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF CYRUSONE LP

        We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of CyrusOne LP, which we refer to as the "partnership agreement." This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to "we," "our," "us" and "our company" refer to CyrusOne Inc.

Management of Our Operating Partnership

        Our operating partnership, CyrusOne LP, is a Maryland limited partnership that was formed on July 31, 2012. CyrusOne GP, our wholly-owned subsidiary, is the sole general partner of our operating partnership, and we intend to conduct substantially all of our business in or through our operating partnership. In connection with our IPO, we entered into the amended and restated agreement of limited partnership, as special limited partner, with CBI and the other limited partners named therein.

        As the sole trustee of the sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. The general partner of our operating partnership may not be removed as general partner by the limited partners. The partnership agreement restricts our ability to engage in certain business combinations as more fully described below.

        The limited partners of our operating partnership expressly agree that the general partner of our operating partnership is acting for the benefit of our operating partnership, the limited partners of our operating partnership and our stockholders collectively. The general partner is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of us or our stockholders, on the one hand, and the limited partners of our operating partnership, on the other, the partnership agreement provides that any action or failure to act by the general partner that gives priority to the separate interests of our stockholders or us that does not result in a violation of the contractual rights of the limited partners of our operating partnership under the partnership agreement will not violate the duties that the general partner owes to our operating partnership and its partners.

        The partnership agreement provides that all of our business activities, including all activities pertaining to the acquisition and operation of properties, must generally be conducted through our operating partnership. The partnership agreement does permit us, under certain circumstances, to hold certain assets other than through our operating partnership. However, we must make commercially reasonable efforts to insure that the economic benefits and burdens of such assets are vested in our operating partnership.

Transferability of Interests

        The general partner may not voluntarily withdraw from our operating partnership or transfer or assign all or any portion of its interest in our operating partnership (other than a transfer to us or one of our wholly-owned subsidiaries or in connection with a permitted Termination Transaction (as defined below)) without the consent of the partners (including us, the general partner and entities controlled by us or the general partner) holding a majority of our operating partnership units then held by partners (including us, the general partner and entities controlled by us or the general partner) entitled to vote on or consent to such matter, and, for so long as CBI and entities controlled by CBI hold more than 20% of the outstanding operating partnership units, the consent of CBI. A limited partner may not sell, assign, encumber or otherwise dispose of its operating partnership units in our operating partnership without the general partner's consent during the 12-month period following such limited partner's acquisition of such operating partnership units, other than to family members or trusts for their exclusive benefit, to a charity or trust for the benefit of a charity, to entities that are controlled by the limited partner, its family members or affiliates, or to a lending institution that is not an affiliate of the limited partner as collateral for a bona fide loan, subject to certain limitations. After the 12-month period following such limited partner's acquisition of operating partnership units, any transfer of such operating partnership units by the limited partner, except to the parties specified above, will be subject to a right of first refusal by us. All transfers must be made only to "accredited investors" as defined under Rule 501 of the Securities Act and are subject to other limitations and conditions set forth in the partnership agreement.

        Limited partners, including CBI and its controlled entities, may pledge their interests in our operating partnership to one or more banks or lending institutions (which are not affiliates of the pledging limited partner). The transfer of such operating partnership units pursuant to the lender's or financial institution's enforcement of its remedies under the applicable financing documents is permitted by the partnership agreement.

Board of Directors

        Our bylaws require that nominees for election as a director, whether by the stockholders or by the board of directors, shall include such number of individuals as are entitled to be nominated pursuant to the partnership agreement. Our operating partnership agreement provides that, for so long as the number of shares of our common stock held by CBI and entities controlled by CBI is equal to or greater than 50% of the total number of outstanding shares of our common stock (assuming all outstanding operating partnership units, excluding operating partnership units held by us or the general partner, have been exchanged for shares of our common stock), CBI will have the right to nominate (i) if there is an even number of directors, 50% of the number of directors minus one; or (ii) if there is an odd number of directors, 50% of the number of directors minus 0.5, but not less than one director, provided that at least one CBI nominee must meet the independence requirements under the rules, regulations and listing qualifications of the NASDAQ Global Select Market. With our board of directors having eight members, this would enable CBI to nominate three directors, although the election of each such nominee will be subject to the vote of our stockholders. Such rights to nominate directors would also decrease as follows:

  •
  if CBI owned less than 50% but at least 10% of the outstanding shares of our common stock (assuming all outstanding operating partnership units, excluding operating partnership units held by us or the general partner, have been exchanged for shares of our common stock), then CBI would be entitled to nominate 20% of the number of directors established in accordance with our charter and bylaws (rounded down, if necessary, to the nearest whole number), but not less than one director;

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  if CBI owned less than 10% of the outstanding shares of our common stock (assuming all outstanding operating partnership units, excluding operating partnership units held by us or the general partner, have been exchanged for shares of our common stock), then CBI would no longer be entitled to nominate any directors (except in accordance with provisions in our bylaws applicable to all stockholders).

        As long as CBI has the right to nominate at least one director, CBI will have the right to require that at least one of its nominees then serving as a director to be appointed to each committee of our board of directors (provided that such nominee is qualified as independent under the rules, regulations and listing qualifications of the NASDAQ Global Select Market for service on any applicable committee) other than any committee whose purpose is to evaluate or negotiate any transaction with CBI.

        In addition, if a vacancy on the board of directors arises as a result of the death, disability, retirement, resignation or removal (with or without cause) of a CBI nominee and such vacancy results in the number of CBI nominees then on the board being less than the number that CBI is then entitled to nominate to the board of directors, it will be a qualification of a director that fills such vacancy that he or she was approved by a majority vote of the nominees of CBI then serving as directors.

        Our board of directors currently consists of eight directors. Our charter and bylaws provide that the number of directors constituting our board of directors may be increased or decreased by a majority vote of our board of directors, provided that the number of directors may not be decreased to fewer than the minimum number required under the MGCL. In the event that any increase in the size of our board of directors results in CBI being entitled to designate an additional individual to the board of directors, it will be a qualification of a director that fills the resulting vacancy that he or she is a nominee of CBI. Effective upon our annual meeting of stockholders scheduled for May 1, 2014, the size of our board is expected to increase to nine members. See our Definitive Proxy on Schedule 14A filed with the SEC on March 19, 2014 for more information.

Amendments to the Partnership Agreement

        Amendments to the partnership agreement may be proposed by the general partner or limited partners holding a majority of our operating partnership units then held by limited partners. The general partner must approve all amendments to the partnership agreement.

        Generally, the partnership agreement may not be amended, modified or terminated without the approval of both the general partner and the partners holding a majority of our operating partnership units then held by all partners (including us, the general partner and entities controlled by us or the general partner) entitled to vote on, or consent to such matter. The general partner has the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of any other partners as may be required to:

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  add to its obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

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  reflect the admission, substitution or withdrawal of partners or termination of our operating partnership in accordance with the terms of the partnership agreement;

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  reflect a change of an inconsequential nature or that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with law or the partnership agreement;

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  satisfy any requirements, conditions or guidelines of federal or state law;

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  reflect changes that are reasonably necessary for us to maintain our status as a REIT or to satisfy REIT requirements;

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  reflect the issuance of additional operating partnership units;

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  make certain modifications to the manner in which capital accounts are adjusted, computed or maintained, or net income or net loss are allocated;

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  set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional class or series of partnership interest permitted to be issued under the partnership agreement;

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  modify, if our operating partnership is the surviving partnership in any Termination Transaction, certain provisions of the partnership agreement to provide the holders of interests in such surviving partnership rights that are consistent with the partnership agreement; or

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  reflect any other modification as is reasonably necessary for the business or operations of our operating partnership or us, which does not violate the restrictions on the general partner described below.

        Subject to certain exceptions, amendments that would, among other things, convert a limited partner into a general partner (except in connection with a permitted transfer of the general partner's interest), modify the limited liability of a limited partner, adversely alter a partner's right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights of limited partners and qualifying assignees (except as permitted in connection with a permitted Termination Transaction), amend the rights of CBI described above under "—Board of Directors" or amend these restrictions must be approved by each limited partner that would be adversely affected by such amendment; provided, however, that the consent of any individual partner adversely affected shall not be required for any amendment or action that affects all partners holding the same class or series of our operating partnership units on a uniform or pro rata basis, if approved by a majority of the partners of such class or series.

        These nomination and other special rights of CBI automatically terminate at such time as CBI, together with entities it controls, cease to own operating partnership units that represent at least 10% of the outstanding operating partnership units. Until such termination, no amendment to CBI's nomination rights may be made without the prior written consent of CBI.

Restrictions on General Partner's Authority

        The general partner may not take any action in contravention of an express prohibition or limitation contained in the partnership agreement, including:

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  any action that would make it impossible to carry on the ordinary business of our operating partnership, except as otherwise provided in the partnership agreement;

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  admitting any person as a partner, except as otherwise provided in the partnership agreement;

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  perform any act that would subject a limited partner to liability not contemplated in the partnership agreement or under the Maryland Revised Uniform Limited Partnership Act (the "Partnership Act"); or

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  enter into any contract, mortgage loan or other agreement that expressly prohibits or restricts us or our operating partnership from performing our or its specific obligations in connection with a redemption of operating partnership units as described below or expressly prohibits or restricts the ability of a limited partner to exercise its redemption rights in full without the written consent of such limited partner.

        In addition, without the consent of partners (including us, the general partner and entities controlled by us or the general partner) holding a majority of our operating partnership units then held by the partners (including us, the general partner and entities controlled by us or the general partner), entitled to vote on or consent to such matter, the general partner may not do any of the following:

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  amend, modify or terminate the partnership agreement, except as explicitly permitted therein;

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  transfer any portion of its partnership interest or admit into the partnership any additional or successor general partner (other than to us or one of our wholly-owned subsidiaries or in connection with a permitted Termination Transaction);

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  voluntarily withdraw as general partner except in connection with a permitted transfer of its entire interest to an entity that will become the new general partner or in connection with a permitted Termination Transaction;

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  make a general assignment for the benefit of creditors, appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of our operating partnership;

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  institute any proceeding for bankruptcy by our operating partnership;

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  undertake a merger or consolidation of our operating partnership with or into another person, or a conversion of our operating partnership into another entity, other than in connection with a termination transaction effected in accordance with the partnership agreement; or

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  effect a sale, lease, exchange or other transfer of all or substantially all of the assets of our operating partnership in a single transaction or a series of related transactions outside the ordinary course of our operating partnership's business, other than in connection with a termination transaction;

provided, however, that except with respect to the fourth and fifth bullet points, for so long as CBI and entities controlled by CBI own at least 20% of the outstanding operating partnership units held by all partners, the consent of CBI shall also be required.

Distributions to Holders of Operating Partnership Units

        The partnership agreement provides that holders of operating partnership units are generally entitled to receive distributions on a pro rata basis in accordance with their respective operating partnership units (subject to the rights of the holders of any class of preferred partnership interests that may be authorized and issued in the future).

Redemption/Exchange Rights

        A limited partner or an assignee has the right, commencing on or after the date which is 12 months after its acquisition of operating partnership units, to require our operating partnership to redeem part or all of such operating partnership units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, determined in accordance with and subject to adjustment as provided in the partnership agreement. Alternatively, we may elect to undertake an Exchange, pursuant to which we acquire those operating partnership units in exchange for shares of our common stock. Our acquisition in connection with an Exchange will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, distributions of warrants or stock rights, specified extraordinary distributions and similar events. A limited partner or assignee may not require us to redeem such limited partner's or assignee's operating partnership units if our election to acquire such operating partnership units in exchange for shares of our common stock would cause any person to violate the ownership limits or the other restrictions on ownership and transfer of our common stock, after giving effect to any waivers or modifications of such limits granted by our board of directors. With each redemption or Exchange, we increase our percentage ownership interest in our operating partnership.

        In addition, if our election to acquire operating partnership units tendered for redemption in exchange for shares of our common stock in an Exchange would cause any person to violate the restrictions on ownership and transfer of our stock and such excess operating partnership units (and any other operating partnership units that the tendering limited partner agrees to treat as such) have a value of at least $50,000,000 (based on an operating partnership unit having a value equal to the trailing ten-day daily trading price of our common stock) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to undertake a Redemption, pursuant to which we redeem our operating partnership units with the proceeds from a public offering or private placement of our common stock. In the event we elect to undertake a Redemption, we may require the other limited partners to also elect whether or not to participate. Participating limited partners will receive on the redemption date for each operating partnership unit (subject to adjustment) the net proceeds per share received in the public offering but will have a limited opportunity to withdraw their operating partnership units from the redemption immediately prior to the pricing of the public offering.

Issuance of Units, Stock or Other Securities

        The general partner of our operating partnership has the power to cause our operating partnership to issue additional units of limited partnership interest in one or more classes or series. These additional units of limited partnership interest may include preferred partnership units. Generally, we may issue additional shares of our stock, or rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of our stock, only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having economic rights that are substantially similar to the securities that we have issued.

Capital Contributions

        The partnership agreement provides that the general partner may authorize the issuance of additional partnership interests in exchange for such capital contributions, if any, as the general partner may approve. Under the partnership agreement, we are generally obligated to contribute the net proceeds we receive from any offering of our shares of stock as additional capital to our operating partnership in exchange for additional operating partnership units.

        The partnership agreement provides that we may make additional capital contributions, including contributions of properties, to our operating partnership in exchange for additional operating partnership units. If we contribute additional capital and receive additional operating partnership units in exchange for the capital contribution, our percentage interest in our operating partnership will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of our operating partnership at the time of the contributions. In addition, if we contribute additional capital and receive additional operating partnership units for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. No person has any preemptive, preferential or other similar right with respect to making additional capital contributions or loans to our operating partnership or the issuance or sale of any operating partnership units or other partnership interests.

        Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests that we own.

Borrowing by the Operating Partnership

        The general partner may cause our operating partnership to borrow money and to issue and guarantee debt as the general partner deems necessary for the conduct of the activities of our operating partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on the properties of our operating partnership.

Tax Matters

        The general partner is the tax matters partner of our operating partnership and, as the sole trustee of the general partner, we have the authority under the Code to handle tax audits on behalf of our operating partnership. In addition, as the sole trustee of the general partner, we have the authority to arrange for the preparation and filing of our operating partnership's tax returns and to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

        The net income or net loss of our operating partnership is generally allocated to the general partner and the limited partners of our operating partnership in accordance with their respective ownership of operating partnership units. However, in some cases, gains or losses may be disproportionately allocated to partners who have contributed property to or guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See "U.S. Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership and any Subsidiary Partnerships."

Operations

        We intend to cause the general partner of our operating partnership to manage our operating partnership in a manner that will enable us to maintain our qualification as a REIT and to minimize any U.S. federal income tax liability.

        The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Change of Control and Termination Transactions

        Pursuant to the partnership agreement of our operating partnership, neither we nor the general partner may engage in, or cause or permit, a Termination Transaction, other than with the consent of limited partners (other than us, the general partner and entities controlled by us or the general partner) holding a majority of all the outstanding operating partnership units held by all partners (other than us, the general partner and entities controlled by us or the general partner) entitled to vote on or consent to such matter, or if the requirements discussed below are satisfied. A "Termination Transaction" means any direct or indirect transfer of all or any portion of our limited partnership interest in our operating partnership or any direct or indirect transfer of our interest in the general partner in connection with, or any other occurrence of:

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  a merger, consolidation or other combination transaction involving us or the general partner;

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  a sale, lease, exchange or other transfer of all or substantially all of our assets not in the ordinary course of its business, whether in a single transaction or a series of related transactions;

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  a reclassification, recapitalization or change of our outstanding shares of common stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision);

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  the adoption of any plan of liquidation or dissolution of us or the general partner; or

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  any other direct or indirect transfer of all or any portion of our limited partnership interest in our operating partnership or any direct or indirect transfer of our interest in the general partner, other than certain permitted transfers to affiliated entities.

        The consent of the limited partners to a Termination Transaction is not required if either:

            (i)  in connection with the Termination Transaction, each operating partnership unit is entitled to receive the "transaction consideration," defined as the fair market value, at the time of the Termination Transaction, of an amount of cash, securities or other property equal to the product of:

    •
    the number of shares of our common stock into which each operating partnership unit is then exchangeable; and

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    the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of such share in connection with the Termination Transaction;

  provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer is made to and accepted by the holders of a majority of the outstanding shares of our common stock, the transaction consideration will refer to the fair market value of the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its operating partnership units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer; or

           (ii)  all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by our operating partnership prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with our operating partnership, which we refer to as the "surviving partnership," (ii) the surviving partnership is classified as a partnership for U.S. federal income tax purposes; (iii) the limited partners (other than us) that held operating partnership units immediately prior to the consummation of such Termination Transaction own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of such transaction; (iv) the rights of such limited partners with respect to the surviving partnership are at least as favorable as those of limited partners prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and (v) such rights include:

            (a)   if we or our successor is a REIT with a single class of publicly traded common equity securities, the right to redeem their interests in the surviving partnership at any time for either: (1) a number of such REIT's publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the transaction consideration referred to above, subject to antidilution adjustments, which we refer to as the "successor shares amount;" or (2) cash in an amount equal to the fair market value of the successor shares amount at the time of such redemption; or

            (b)   if we or our successor is not a REIT with a single class of publicly traded common equity securities, the right to redeem their interests in the surviving partnership at any time for cash in an amount equal to the fair market value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the surviving partnership.

        In addition to the foregoing, if the consent of the limited partners is not obtained and if CBI and entities controlled by CBI own at least 20% of the outstanding common partnership units of our operating partnership held by all partners, neither we nor the general partner may engage in, or cause or permit, a Termination Transaction in connection with which we have or will seek the approval of our common stockholders, without the consent of the limited partners (other than us, the general partner and entities controlled by us or the general partner) holding a majority of the outstanding operating partnership units held by all partners (other than us, the general partner and entities controlled by us or the general partner) entitled to vote on or consent to such matter, unless we provide CBI and its controlled entities with advance notice of such transaction at least equal in time to the notice seeking our stockholder vote and with written materials describing the proposed Termination Transaction as well as the tax effect of the consummation thereof, and such Termination Transaction is approved by a number of affirmative votes cast, or deemed to have been cast, by "designated partners" as would be sufficient (measured as a percentage of the total number of votes cast or entitled to be cast (or deemed to be cast)), to approve the Termination Transaction, if such approval was to be given by the holders of shares of our common stock. For purposes of this partnership vote, designated partners holding operating partnership units shall be entitled to cast a number of votes equal to the total votes they would have been entitled to cast at our stockholder meeting had they submitted their operating partnership units for redemption and such operating partnership units had been acquired by us for our shares as of the record date for the stockholder meeting. In addition, in connection with such partnership vote, we and our subsidiaries will be deemed to have cast all votes that we would otherwise have been entitled to cast in proportion to the manner in which all of our outstanding shares of our common stock were voted in our stockholder vote. Designated partners means, collectively, (i) us and each of our wholly-owned subsidiaries that owns operating partnership units and (ii) CBI and all of the entities it controls that own operating partnership units.

        In addition, as long as CBI, together with entities controlled by CBI, own at least 20% of the outstanding operating partnership units held by all partners, we may not engage in a Termination Transaction effected as a short-form merger without a stockholder vote pursuant to Section 3-106 of the MGCL, unless we have previously obtained either the consent of CBI or the consent of the limited partners with respect to such transaction.

Term

        Our operating partnership will continue in full force and effect until dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

        To the extent permitted by applicable law, the partnership agreement indemnifies us, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate from and against any and all claims arising from or that relate to the operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless:

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  it is established that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee;

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  the claim is brought by the indemnitee (other than to enforce the indemnitee's rights to indemnification or advance of expenses); or

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  the indemnitee is found to be liable to our operating partnership, and then only with respect to each such claim.

        Partners of our operating partnership, including the general partner, are not liable to our operating partnership or its partners except for fraud, willful misconduct or gross negligence, and no trustee, officer or agent of the general partner (including us, in our capacity as the sole trustee of the general partner), and none of our directors, officers or agents have any duties directly to our operating partnership or its partners, and will not be liable to our operating partnership or its partners for money damages by reason of their service as such.

 CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, including the MGCL, and our charter and bylaws. Copies of our charter and bylaws have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Directors

        Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may never be less than the minimum number required by the MGCL, and our bylaws provide that the number of our directors may not be more than 15. The partnership agreement of our operating partnership provides that, for so long as the number of operating partnership units and shares of our common stock held by CBI is equal to or greater than 50% of the total number of outstanding shares of our common stock and operating partnership units (excluding operating partnership units held by us or the general partner), CBI will have the right to nominate (i) if there is an even number of directors, 50% of the number of directors minus one; or (ii) if there is an odd number of directors, 50% of the number of directors minus 0.5, but not less than one director, provided that at least one CBI nominee must meet the independence requirements under the rules, regulations and listing qualifications of the NASDAQ Global Select Market. With the board of directors having eight members, this would enable CBI to nominate three directors, although the election of each such nominee will be subject to the vote of our stockholders. Such rights to nominate directors would also decrease as follows:

  •
  if CBI owned less than 50% but at least 10% of the outstanding shares of our common stock and operating partnership units (excluding operating partnership units held by us or the general partner), then CBI would be entitled to nominate 20% of the directors (rounded down, if necessary, to the nearest whole number), but not less than one director;

  •
  if CBI owned less than 10% of the outstanding shares of our common stock and operating partnership units (excluding operating partnership units held by us or the general partner), then CBI would no longer be entitled to nominate any directors (except in accordance with the advance notice provisions in our bylaws, similarly to all other stockholders).

        As long as CBI has the right to nominate at least one director, CBI will have the right to require that at least one of its nominees then serving as a director to be appointed to each committee of our board of directors (provided that such nominee is qualified as independent under the rules, regulations and listing qualifications of the NASDAQ Global Select Market for service on any applicable committee) other than any committee whose purpose is to evaluate or negotiate any transaction with CBI.

        In addition, if a vacancy on the board of directors arises as a result of the death, disability, retirement, resignation or removal (with or without cause) of a CBI nominee and such vacancy results in the number of CBI nominees then on the board being less than the number that CBI is then entitled to nominate to the board of directors, it will be a qualification of a director that fills such vacancy that he or she was approved by a majority vote of the nominees of CBI then serving as directors.

        Our board of directors consists of eight directors. Our charter and bylaws provide that the number of directors constituting our board of directors may be increased or decreased by a majority vote of our board of directors, provided that the number of directors may not be decreased to fewer than the minimum number required under the MGCL. In the event that any increase in the size of our board of directors results in CBI being entitled to designate an additional individual to the board of directors, it will be a qualification of a director that fills the resulting vacancy that he or she is a nominee of CBI.

Effective upon our annual meeting of stockholders scheduled for May 1, 2014, the size of our board is expected to increase to nine members. See our Definitive Proxy on Schedule 14A filed with the SEC on March 19, 2014 for more information.

        Subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

        Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors

        Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from removing incumbent directors (except for cause and upon a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation's board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and CBI or its affiliates and between us and any other person, provided that in the latter case the business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and CBI or its affiliates or to a business combination between us and any other person if the board of directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that our board of directors will not amend or repeal this resolution in the future.

Control Share Acquisitions

        The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.

        "Control shares" are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders was held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the board of directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        Pursuant to Subtitle 8, we have elected to provide that vacancies on our board may be filled only by the remaining directors and that directors elected by the board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) vest in the board the exclusive power to fix the number of directorships and (ii) require, unless called by our chairman of the board, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

        Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Amendments to Our Charter and Bylaws

        Except for those amendments permitted to be made without stockholder approval under Maryland law or our charter, our charter generally may be amended only if the amendment is first declared advisable by our board of directors and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

        Subject to certain consent rights of CBI, our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

        Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation's charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

        The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

        The advance notice procedures of our bylaws provide that, to be timely, a stockholder's notice with respect to director nominations or other proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year's annual meeting. With respect to our 2014 annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, to be timely, a stockholder's notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

REIT Qualification

        Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and other stockholder proposals. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors' and Officers' Liability

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

  •
  a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        The partnership agreement provides that we, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate are indemnified to the fullest extent permitted by law. See "Description of the Partnership Agreement of CyrusOne LP—Indemnification and Limitation of Liability."

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 EXCHANGE OF OPERATING PARTNERSHIP UNITS FOR COMMON STOCK

Terms of the Exchange

        As of January 24, 2014, limited partners of our operating partnership may require our operating partnership to redeem part or all of their operating partnership units for cash, or, at our election, shares of our common stock, by delivering to us, as general partner of our operating partnership, a notice of redemption. Upon receipt of the notice of redemption, we may elect to undertake an Exchange, pursuant to which we exchange some or all of those operating partnership units for shares of our common stock on a one-to-one basis, subject to adjustment as provided in the partnership agreement, and subject to the ownership limits set forth in our charter and described under the section entitled "Description of Securities—Restrictions on Ownership and Transfer." See "Description of the Partnership Agreement of CyrusOne LP." Under certain circumstances we may elect to undertake a Redemption, pursuant to which we redeem our operating partnership units with the proceeds from a public offering or private placement of our common stock. See "Description of the Partnership Agreement of CyrusOne LP—Redemption/Exchange Rights." The limited partners of our operating partnership who hold operating partnership units which may be redeemed for shares of our common stock issued under this prospectus are referred to as the "participating unitholders." The participating unitholders hold an aggregate of 42,586,835 operating partnership units.

        Once we receive a notice of redemption from a limited partner, we will determine whether to redeem the tendering partner's operating partnership units for cash or exchange some or all of the tendering partner's operating partnership units for shares of our common stock. We will notify the tendering partner within five business days after we receive the notice of redemption if we decide to exchange the tendering partner's operating partnership units for shares of our common stock. Any shares of our common stock that we issue will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction other than those provided in:

  •
  our charter;

  •
  the Securities Act; and

  •
  relevant state securities or blue sky laws.

        Each tendering partner will continue to own all operating partnership units subject to any redemption or exchange, and be treated as a limited partner with respect to the operating partnership units for all purposes, until the limited partner transfers the operating partnership units to us, is paid for them or receives shares of our common stock in exchange for them. Until that time, the limited partner will have no rights as one of our stockholders with respect to the shares issued under this prospectus.

Redemption

        If we elect to redeem operating partnership units tendered for redemption for cash based on the fair market value of an equivalent number of shares of our common stock at the time of redemption, determined in accordance with and subject to adjustment as provided in the partnership agreement, we may generate the proceeds for such Redemption through a primary offering of shares of our common stock.

        In addition, if our election to acquire operating partnership units tendered for redemption in exchange for shares of our common stock in an Exchange would cause any person to violate the restrictions on ownership and transfer of our stock and such excess operating partnership units (and any other operating partnership units that the tendering limited partner agrees to treat as such) have a value of at least $50,000,000 (based on an operating partnership unit having a value equal to the trailing ten-day daily price of our common stock) and we are eligible to file a registration statement on

Form S-3 under the Securities Act, then we may also elect to undertake a Redemption, pursuant to which we redeem the operating partnership units with the proceeds from a public offering or private placement of our common stock. In the event we elect to undertake a Redemption, we may require the other limited partners to also elect whether or not to participate. Participating limited partners will receive on the redemption date for each operating partnership unit (subject to adjustment) the net proceeds per share received in the public offering, but will have a limited opportunity to withdraw their operating partnership units from the redemption immediately prior to the pricing of the public offering.

Conditions to the Exchange

        All redemptions and issuances of our common stock in exchange for operating partnership units to a tendering partner will be subject to the following conditions:

  •
  an Exchange may not cause the tendering partner or any other person to violate the ownership limit or other restrictions on ownership and transfer of our stock set forth in our charter;

  •
  without our consent, no tendering partner may effect a redemption for less than 2,000 operating partnership units, or, if such tendering partner holds less than 2,000 operating partnership units, all of the operating partnership units held by the tendering partner;

  •
  if a redemption is effected during the period after the record date that we established for a distribution from our operating partnership to its partners and before the record date that we established for a distribution to our common stockholders and we elect to undertake an Exchange for any of the tendered operating partnership units, then such tendering partner shall pay us on the redemption date an amount equal to the operating partnership distribution paid or payable with respect to such operating partnership units; and

  •
  the consummation of any redemption or Exchange will be subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. For purposes of this section under the heading "U.S. Federal Income Tax Considerations," references to "CyrusOne Inc.," "we," "our" and "us" generally mean only CyrusOne Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to "tenants" are to persons who are treated as lessees of real property for purposes of the REIT requirements including, in general, persons who are referred to as "customers" elsewhere in this prospectus. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

  •
  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies;

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  partnerships, other pass-through entities and trusts;

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  persons who hold our stock on behalf of other persons as nominees;

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  persons who receive our stock through the issuance of restricted stock pursuant to our 2012 Long Term Incentive Plan or otherwise as compensation;

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  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

and, except to the extent discussed below:

  •
  tax-exempt organizations; and

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  foreign investors.

        This summary assumes that investors will hold their shares of our common stock as a capital asset, which generally means property held for investment.

        The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder's particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of CyrusOne Inc.

        We intend to continue to operate in a manner that will allow us to qualify as a REIT commencing with our taxable year ended December 31, 2013, and we will make our REIT election upon filing of our 2013 federal income tax return.

        The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our special REIT tax counsel ("Special Tax Counsel"), and we expect to receive an opinion of Special Tax Counsel to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Special Tax Counsel is based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Special Tax Counsel or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Special Tax Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, all the result of which will not be reviewed by Special Tax Counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

        We have received a private letter ruling from the IRS with respect to certain issues relevant to our qualification as a REIT. In general, the ruling provides, subject to the terms and conditions contained therein, that certain structural components of our properties (e.g., relating to the provision of electricity, HVAC, regulation of humidity, security and fire protection, and telecommunication services) and intangible assets, and certain services that we or CBI may provide, directly or through subsidiaries, to our tenants, will not adversely affect our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from an investment in a

C corporation. A "C corporation" is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

        Most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. The highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions" and "—Foreclosure Property" below.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

  •
  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

  •
  If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification—General."

  •
  A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm's length terms.

  •
  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

  •
  The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  1.
  that is managed by one or more trustees or directors;

  2.
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  3.
  that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

  4.
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  5.
  the beneficial ownership of which is held by 100 or more persons;

  6.
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

  7.
  that meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in our case, was 2013). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

        To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We adopted December 31 as our year-end and thereby satisfy this requirement.

Effect of Subsidiary Entities

        Ownership of Partnership Interests.    If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as our operating partnership, Treasury regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        We generally have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

        Disregarded Subsidiaries.    If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests" and "—Income Tests."

        Taxable REIT Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income such as management fees, or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm's length basis.

  Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," discharge of indebtedness and certain hedging transactions, generally must be derived from "rents from real property," gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

        Rents from Real Property.    Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

  •
  The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

  •
  Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled TRS" is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled TRS" is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

  •
  Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property"; and

  •
  We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as "rents from real property." Any amounts that we receive from a TRS with respect to the TRS's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

        A significant portion of the value of our properties is attributable to structural components related to the provision of electricity, heating ventilation and air conditioning, regulation of humidity, security and fire protection, and telecommunications infrastructure. In addition, we or our affiliates will provide certain services to tenants of our properties. We expect that our structural components will be treated as real property for purposes of the REIT gross income tests, and we intend to structure the provision of services in a manner that does not prevent our rental income from qualifying as "rents from real property." We have received a private letter ruling from the IRS with respect to certain issues relevant to our qualification as a REIT. In general, the ruling provides, subject to the terms and conditions contained therein, that certain structural components of our properties (e.g., relating to the provision of electricity, HVAC, regulation of humidity, security and fire protection, and telecommunication services), and certain services that we or CBI may provide, directly or through subsidiaries, to our tenants, will not adversely affect our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

        As described above, as of the date of this prospectus, CBI owns approximately 8.3% of our common stock and approximately 65.2% of our operating partnership units. In an Exchange, some or all of those units may be exchanged for shares of our common stock, and any such Exchange could result in CBI owning a significant percentage of our common stock. See "Description of the Partnership Agreement of CyrusOne LP—Redemption/Exchange Rights." We have granted CBI a waiver of the ownership restrictions contained in our charter, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an IRS private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable by CBI to jeopardize our REIT status. Such an opinion of counsel or a private letter ruling will be based on certain facts and assumptions, which, if incorrect, could result in certain rents we receive being treated as non-qualifying income for purposes of the REIT requirements. An opinion of counsel is not binding on the IRS or a court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Even if we have reasonable cause for a failure to meet the REIT income tests as a result of receiving non-qualifying rental income, we would nonetheless be required to pay a penalty tax in order to retain our REIT status.

        We intend to cause any services that are not "usually or customarily rendered," or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an "independent contractor." However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.

        Interest Income.    Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Dividend Income.    We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        Fee Income.    Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

        Hedging Transactions.    Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry "real estate assets" (as described below under "—Asset Tests"), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

        Failure to Satisfy the Gross Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of rents received by us from CBI failing to qualify as "rents from real property," we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

  Asset Tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of our total assets.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as "securities" for purposes of the 10% asset test, as explained below).

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt," which term generally excludes, among other things, securities having contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        A significant portion of the value of our properties is attributable to structural components related to the provision of electricity, heating ventilation and air conditioning, regulation of humidity, security and fire protection, and telecommunication infrastructure. We expect that our structural components will be treated as real property for purposes of the REIT asset tests, and we have received a private letter ruling from the IRS, subject to the terms and conditions contained therein, generally to that effect. If, however, any structural components not covered by the IRS ruling are subsequently determined not to constitute real property for purposes of the REIT asset tests, we could fail to satisfy such tests.

        No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

  (i)
  the sum of

  (a)
  90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

  (b)
  90% of our after tax net income, if any, from foreclosure property (as described below); minus

  (ii)
  the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our stockholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made. See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the distribution requirements, while preserving our cash.

        If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

        For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

  Prohibited Transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

  Like-Kind Exchanges

        We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

  Derivatives and Hedging Transactions

        We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

  Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

  Penalty Tax

        Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        From time to time, our TRS may provide services to our tenants. We intend to set the fees paid to our TRS for such services at arm's length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

  Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to stockholders would be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership and any Subsidiary Partnerships

        General.    All of our investments will be held through our operating partnership. In addition, our operating partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are "pass-through" entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interest in each such entity. See "—Taxation of CyrusOne Inc."

        Entity Classification.    Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for U.S. federal income tax purposes. If our operating partnership or a subsidiary partnership or limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Taxation of CyrusOne Inc.—Asset Tests" and "—Income Tests." This, in turn, could prevent us from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We believe that our operating partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes.

        Allocations of Income, Gain, Loss and Deduction.    A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of partnership income and loss among partners. Generally, Section 704(b) of the Code and the Treasury regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

        Tax Allocations with Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for such book-tax differences. We and our operating partnership have agreed to use a permissible method for accounting for book-tax differences for the properties initially contributed to our operating partnership. See "—Taxation of CyrusOne Inc.—Requirements for Qualification—General" and "—Annual Distribution Requirements."

        Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Taxation of Stockholders

  Taxation of Taxable U.S. Stockholders

        The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. stockholders. A "U.S. stockholder" is any holder of our common stock that is, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

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  an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

        Distributions.    So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

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  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

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  dividends received by the REIT from TRSs or other taxable C corporations; or

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  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our U.S. stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code, which treat our U.S. stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See "Taxation of CyrusOne Inc.—Annual Distribution Requirements." Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders that are individuals, trusts and estates, and 35% in the case of U.S. stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder's shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "Taxation of CyrusOne Inc.—Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of Our Stock.    If a U.S. stockholder sells or disposes of shares of our stock, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder's adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Passive Activity Losses and Investment Interest Limitations.    Distributions that we make and gains arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

  Taxation of Non-U.S. Stockholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A "non-U.S. stockholder" is any holder of our common stock other than a partnership or U.S. stockholder.

        Ordinary Dividends.    The portion of dividends received by non-U.S. stockholders that (i) is payable out of our earnings and profits, (ii) is not attributable to capital gains that we recognize and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

        In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder's investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. stockholder that is a corporation.

        Non-Dividend Distributions.    Unless our stock constitutes a U.S. real property interest ("USRPI"), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the stockholder's proportionate share of our earnings and profits, plus (ii) the stockholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

        Capital Gain Dividends.    Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under "—Taxation of Non-U.S. Stockholders—Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

        A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see "—Taxation of Non-U.S. Stockholders—Ordinary Dividends"), if (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be "regularly traded" on an established securities exchange.

        Dispositions of Our Stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

        Even if the foregoing 50% test is met, however, our stock will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. stockholders at all times during a specified testing period. As described above, our charter contains restrictions designed to protect our status as a "domestically controlled qualified investment entity," and we believe that we will be and will remain a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.

        In the event that we are not a domestically controlled qualified investment entity, but our stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder's sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the participating non-U.S. holder held 5% or less of our outstanding shares of our common stock any time during a prescribed testing period. We expect that our common stock will be regularly traded on an established securities market.

        If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder's investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

        Estate tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual's death, the stock will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

        Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

  Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income ("UBTI"). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

        Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (i) we are required to "look through" one or more of our pension trust stockholders in order to satisfy the REIT "closely-held" test and (ii) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Considerations

  Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

  Medicare 3.8% Tax on Investment Income

        Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

  Foreign Account Tax Compliance Act

        Legislation enacted in 2010 and existing guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

  State, Local and Foreign Taxes

        We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Cravath, Swaine & Moore LLP and Skadden, Arps, Slate, Meagher & Flom LLP. Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the shares of our common stock offered hereby.

EXPERTS

        The consolidated and combined financial statements, and the related financial statement schedules of CyrusOne Inc. and subsidiaries (the "Company"), incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of corporate costs from Cincinnati Bell Inc. for specified periods and the basis of presentation), which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.